                                                                  EXHIBIT (a)(1)


                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                                      OF
                         REGENCY HEALTH SERVICES, INC.
                                      AT
                             $22.00 NET PER SHARE
                                      BY

                           SUNREG ACQUISITION CORP.
                         A WHOLLY OWNED SUBSIDIARY OF

                          SUN HEALTHCARE GROUP, INC.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON SEPTEMBER 15, 1997, UNLESS THE OFFER IS EXTENDED.

                               ---------------

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"), (II) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PURSUANT TO PARENT'S DEBT TENDER OFFERS A MAJORITY IN PRINCIPAL AMOUNT OF EACH OF THE COMPANY'S 12 1/4% SUBORDINATED SECURITIES DUE 2003 (THE "JUNIOR SECURITIES") AND THE COMPANY'S 9 7/8% SENIOR SUBORDINATED SECURITIES DUE 2002 (THE "SENIOR SECURITIES") (THE "TENDER CONDITION") AND (III) VALID CONSENTS HAVING BEEN OBTAINED PURSUANT TO PARENT'S DEBT CONSENT SOLICITATIONS FROM HOLDERS (EXCLUDING THE COMPANY AND ITS AFFILIATES) OF A MAJORITY IN PRINCIPAL AMOUNT AS OF THE APPLICABLE RECORD DATE OF EACH OF THE JUNIOR SECURITIES AND THE SENIOR SECURITIES (THE "CONSENT CONDITION"). THE CONDITIONS OF THE OFFER (OTHER THAN THE MINIMUM CONDITION), INCLUDING THE TENDER CONDITION AND THE CONSENT CONDITION, MAY BE WAIVED BY PURCHASER IN ITS SOLE DISCRETION.

                               ---------------

  THE BOARD OF DIRECTORS OF REGENCY HEALTH SERVICES, INC. (THE "COMPANY") UNANIMOUSLY HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                               ---------------

                                   IMPORTANT

  Any stockholder desiring to tender all or any portion of such stockholder's shares of common stock, par value $.01 per share (the "Shares"), of the Company should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in
Section 3 or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

  A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3.

  Questions or requests for assistance may be directed to the Information Agents or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agents or from brokers, dealers, commercial banks or trust companies.

                               ---------------

                     The Dealer Manager for the Offer is:

                              SCHRODER & CO. INC.
August 1, 1997

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
 INTRODUCTION.............................................................   1
     1. Terms of the Offer; Expiration Date..............................    3
     2. Acceptance for Payment and Payment for Shares....................    5
     3. Procedures for Accepting the Offer and Tendering Shares..........    6
     4. Withdrawal Rights................................................    8
     5. Certain Federal Income Tax Consequences..........................    9
     6. Price Range of Shares; Dividends.................................    9
     7. Certain Information Concerning the Company.......................   10
     8. Certain Information Concerning Purchaser and Parent..............   12
     9. Financing of the Offer and the Merger............................   15
    10. Background of the Offer; Contacts with the Company; the Merger
        Agreement; the Stockholder Agreement.............................   17
        Purpose of the Offer; Plans for the Company After the Offer and
    11. the Merger.......................................................   26
    12. Dividends and Distributions......................................   28
    13. Effect of the Offer on the Market for the Shares, Exchange
        Listing and Exchange Act Registration............................   29
    14. Certain Conditions of the Offer..................................   30
    15. Certain Legal Matters and Regulatory Approvals...................   31
    16. Fees and Expenses................................................   35
    17. Miscellaneous....................................................   36
    Schedule I. Directors and Executive Officers of Parent and Purchaser.. I-1

To the Holders of Common Stock of
Regency Health Services, Inc.:

                                 INTRODUCTION

  Sunreg Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware ("Purchaser") and a wholly owned subsidiary of Sun Healthcare Group, Inc. a corporation organized and existing under the laws of the State of Delaware ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Regency Health Services, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), at a price of $22.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer").

  Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of Schroder & Co. Inc. ("Schroders"), which is acting as Dealer Manager for the Offer (in such capacity, the "Dealer Manager"), ChaseMellon Shareholder Services, L.L.C. (the "Depositary") and Innisfree M&A Incorporated and Morrow & Co., Inc. (the "Information Agents") incurred in connection with the Offer. See Section 16.

  THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") UNANIMOUSLY HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER (AS DEFINED BELOW) IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

  Smith Barney Inc. ("Smith Barney") has delivered to the Board its written opinion dated July 26, 1997 to the effect that, as of such date and based upon and subject to certain matters stated therein, the $22.00 per Share cash consideration to be received by the holders of Shares in the Offer and the Merger was fair, from a financial point of view, to such holders. A copy of the written opinion of Smith Barney, dated July 26, 1997, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Smith Barney is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders herewith.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST A MAJORITY OF THE SHARES THEN OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"), (II) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PURSUANT TO PARENT'S DEBT TENDER OFFERS A MAJORITY IN PRINCIPAL AMOUNT OF EACH OF THE COMPANY'S 12 1/4% SUBORDINATED SECURITIES DUE 2003 (THE "JUNIOR SECURITIES") AND THE COMPANY'S 9 7/8% SENIOR SUBORDINATED SECURITIES DUE 2002 (THE "SENIOR SECURITIES") (THE "TENDER CONDITION") AND (III) VALID CONSENTS HAVING BEEN OBTAINED PURSUANT TO PARENT'S DEBT CONSENT SOLICITATIONS FROM HOLDERS (EXCLUDING THE COMPANY AND ITS AFFILIATES) OF A MAJORITY IN PRINCIPAL AMOUNT AS OF THE APPLICABLE RECORD DATE OF EACH OF THE JUNIOR SECURITIES AND THE SENIOR SECURITIES (THE "CONSENT CONDITION"). THE CONDITIONS OF THE OFFER (OTHER THAN THE MINIMUM CONDITION), INCLUDING THE TENDER CONDITION AND THE CONSENT CONDITION, MAY BE WAIVED BY PURCHASER IN ITS SOLE DISCRETION.

  The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 26, 1997 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides that, among other things, at the effective time of the Merger (the "Effective Time") and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will become a wholly owned subsidiary of Parent. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company, and other than Shares held by stockholders who shall have demanded and perfected appraisal rights, if any, under Delaware Law) will be cancelled and converted automatically into the right to receive $22.00 in cash, or any higher price that may be paid per Share in the Offer, without interest (the "Merger Consideration"). The Merger Agreement is more fully described in Section 10.

  The Merger Agreement provides that, promptly upon the purchase by Purchaser of Shares pursuant to the Offer and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as will give Purchaser representation on the Board equal to the product of the number of directors on the Board multiplied by the percentage that the aggregate number of Shares then beneficially owned by Purchaser and its affiliates following such purchase bears to the total number of Shares then outstanding. In the Merger Agreement, the Company has agreed to take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors or both.

  The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the approval and adoption of the Merger Agreement by the requisite vote of the stockholders of the Company. See
Section 11. Under the Company's Bylaws and Delaware Law, the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Consequently, if Purchaser acquires (pursuant to the Offer or otherwise) at least a majority of the outstanding Shares, Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other stockholder.

  Under Delaware Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, Purchaser will be able to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, without a vote of the Company's stockholders. In such event, Parent, Purchaser and the Company have agreed to take, at the request of Purchaser, all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under Delaware Law, a significantly longer period of time will be required to effect the Merger. See Section 11.

  The Company has advised Purchaser that as of July 25, 1997, 15,935,300 Shares were issued and outstanding, and 1,801,859 Shares were reserved for issuance upon exercise of Company Stock Options (as defined). As a result, as of such date, the Minimum Condition would be satisfied if Purchaser acquired 8,868,580 Shares.

  Simultaneously with entering into the Merger Agreement, Purchaser and certain Stockholders of the Company also entered into a Stockholder Agreement, dated as of July 26, 1997 (the "Stockholder Agreement"), pursuant to which certain of the Company's Stockholders have agreed to tender their Shares of the Common Stock of the Company into the Offer, subject to certain conditions.

  The Stockholder Agreement provides that each Stockholder shall not, except as contemplated by the terms of the Stockholder Agreement, take any action that would in any way restrict, limit or interfere with the performance of its obligations thereunder or the transactions contemplated thereby. Until the Merger is consummated or the Merger Agreement is terminated, each Stockholder shall not, nor shall each Stockholder permit any investment banker, financial adviser, attorney, accountant or other representative or agent of such

Stockholder to, directly or indirectly, subject to the terms of the Stockholder Agreement, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined) or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal.

  The Stockholder Agreement further provides that each Stockholder irrevocably grants to, and appoints, certain executive officers of Parent, such Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote such Stockholder's Shares (the "Proxy Shares"), or grant a consent or approval in respect of such Proxy Shares, at any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, joint venture, recapitalization, dissolution, liquidation or winding up of or by the Company and (ii) any amendment of the Company's Certificate of Incorporation or Bylaws, as amended and restated, or other proposals or transaction (including any consent solicitation to remove or elect any directors of the Company) involving the Company which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify, or result in a breach of covenant, representation or warranty or any other obligation or agreement of the Company under or with respect to, the Offer, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

  As of July 25, 1997, the Stockholders owned 4,074,913 Shares representing approximately 25.6% of the outstanding shares.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

  1. Terms of the Offer; Expiration Date. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date (as hereinafter defined) and not withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 midnight, New York City time, on September 15, 1997, unless and until Purchaser or Parent, subject to the terms and conditions of the Merger Agreement, shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser or Parent, shall expire.

  The initial expiration date of the Offer shall be September 15, 1997. IF, AT ANY SCHEDULED EXPIRATION DATE PRIOR TO OCTOBER 1, 1997, THERE SHALL HAVE BEEN TENDERED, AND NOT WITHDRAWN, FEWER THAN 90% OF THE SHARES, THEN PURCHASER SHALL, AT THE REQUEST OF THE COMPANY, EXTEND THE OFFER FOR SUCH NUMBER OF DAYS (UP TO 20 CALENDAR DAYS) AS THE COMPANY MAY REQUEST. NO SUCH REQUEST SHALL BE MADE BY THE COMPANY IF, IN ITS SOLE JUDGMENT, IT CONCLUDES THAT THE MERGER COULD BE CONSUMMATED ON OR PRIOR TO OCTOBER 6, 1997.

  The Merger Agreement provides that Purchaser may at any time transfer or assign to one or more corporations directly or indirectly wholly owned by Parent the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but no such assignment shall relieve Parent or Purchaser of its obligations thereunder. Purchaser expressly reserves the right to modify the terms of the Offer, except that, without the consent of the Company, Purchaser shall not (i) reduce the number of shares of Common Stock subject to the Offer, (ii) reduce the price per share of Common Stock to be paid pursuant to the Offer (except as set forth below), (iii) modify or add to the conditions set forth in Section 14, (iv) except as provided in this
Section 1 or Section 10, extend the Offer, (v) change the form of consideration payable in the Offer (other than by increasing the cash offer price) or (vi) amend or modify any term of the Offer in any manner adverse to any of the Company's stockholders.

  The Merger Agreement provides that notwithstanding the foregoing, Purchaser may, without the consent of the Company, but subject to the terms and conditions of the Merger Agreement, (i) extend the Offer, if at the scheduled expiration date of the Offer any of the conditions to Purchaser's obligation to purchase shares of Common Stock shall not be satisfied, until such time as such conditions are satisfied or waived or (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer or in order to obtain any material regulatory approval applicable to the Offer.

  The Merger Agreement also provides that Purchaser agrees that: (A) in the event it would otherwise be entitled to terminate the Offer at any scheduled expiration thereof due to the failure of one or more of the conditions set forth in the first sentence of the introductory paragraph or paragraphs (a) or
(g) of Section 14 to be satisfied or waived, it shall give the Company notice thereof and, at the request of the Company, if such conditions are reasonably likely to be satisfied during the requested extension period, extend the Offer until the earlier of (1) such time as such condition is, or conditions are, satisfied or waived and (2) the date chosen by the Company which shall not be later than (x) December 31, 1997 or (y) the date on which the Company reasonably believes all such conditions will be satisfied (it being understood that the Company shall not be entitled to make such request if it is then in breach of the Merger Agreement, and that none of the foregoing shall modify Parent's and Purchaser's right to terminate the Merger Agreement in the event that the Company is in breach thereof or the conditions specified in paragraphs (d) or (e) of Section 14 are applicable); provided that if any such condition is not satisfied by the date so chosen by the Company, the Company may request and Purchaser shall make further extensions of the Offer in accordance with the terms of the Merger Agreement; and (B) in the event that Purchaser would otherwise be entitled to terminate the Offer at any scheduled expiration date thereof due solely to the failure of the Minimum Condition to be satisfied, it shall, at the request of the Company, extend the Offer for such period as may be requested by the Company not to exceed ten business days from such scheduled expiration date. Subject to the terms and conditions of the Offer and the Merger Agreement, Purchaser shall, and Parent shall cause Purchaser to, pay for all shares of Common Stock validly tendered and not withdrawn pursuant to the Offer that Purchaser becomes obligated to purchase pursuant to the Offer immediately after the expiration of the Offer. Notwithstanding the foregoing Parent may, in its sole discretion, extend the expiration date of the Offer for a period not to exceed ten business days and in no event ending after December 31, 1997, if Parent reasonably believes that as a result of such extension 90% or more of the Shares will be tendered in the Offer.

  During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering Stockholder to withdraw his shares. See Section 4.

  Purchaser acknowledges that (i) Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) Purchaser may not delay acceptance for payment of, or payment for (except as provided herein) any Shares upon the occurrence of any of the conditions specified in Section 14 without extending the period of time during which the Offer is open.

  Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

  If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules l4d-4(c) and l4d-6(d) under the Exchange Act.

  Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to decrease the number of Shares being sought or to increase or decrease the consideration being offered in the Offer, such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

  The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

  2. Acceptance for Payment and Payment for Shares. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date and not properly withdrawn promptly after the later to occur of (i) the Expiration Date, (ii) the expiration or termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (iii) the satisfaction or waiver of the conditions to the Offer set forth in Section 14. Subject to applicable rules of the SEC, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in Section 15 or in order to comply in whole or in part with any other applicable law.

  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company, the Midwest Securities Trust Company or the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

  The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgement from the participant in such Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

  Parent expects to file with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") a Premerger Notification and Report Form under the HSR Act with respect to the Offer on or about August 15, 1997. The waiting period under the HSR Act applicable to the Offer will expire at 11:59 p.m., New York City time, on the date 15 days after such filing date. Prior to the expiration or termination of such waiting period, the FTC or the Antitrust Division may extend such waiting period by requesting additional information from Parent with respect to the Offer. If such a request is made with respect to the purchase of Shares in the Offer, the waiting period will expire at 11:59 p.m., New York City time, on the tenth calendar day after substantial compliance by Parent with such a request. Thereafter, the waiting period may only be extended by court order. The waiting period under the HSR Act may be terminated prior to expiration by the FTC and the Antitrust Division. Parent will request early termination of the waiting period, although there can be no assurance that this request will be granted. See Section 15 for additional information regarding the HSR Act.

  For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

  If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

  Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

  3. Procedures for Accepting the Offer and Tendering Shares. In order for a holder of Shares validly to tender Shares pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

  THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Medallion Signature Guarantee Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the person who or which signs of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received by the Depositary prior to the Expiration Date as provided below; and

    (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three New York Stock Exchange, Inc. ("NYSE") trading days after the date of execution of such Notice of Guaranteed Delivery.

  The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer or any defect or irregularity, in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agents or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

  Other Requirements. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after July 26, 1997). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

  The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

  UNDER THE FEDERAL INCOME TAX LAWS, THE DEPOSITARY WILL BE REQUIRED TO WITHHOLD 31 PERCENT OF THE AMOUNT OF ANY PAYMENTS MADE TO CERTAIN STOCKHOLDERS PURSUANT TO THE OFFER. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN STOCKHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

  4. Withdrawal Rights. Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after September 29, 1997. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method described in the first sentence of this paragraph.

  All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agents or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

  Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

  5. Certain Federal Income Tax Consequences. The receipt of cash for Shares pursuant to the Offer or in the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a stockholder will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such stockholder's adjusted tax basis in such Shares. Assuming the Shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss.

  Legislation has been passed by Congress which would reduce the maximum rate of federal income taxation on long-term capital gains for individual taxpayers to a 20% rate from the present rate of 28%, effective for sales of assets after May 6, 1997. However, in order to qualify for the reduced rate of taxation, a taxpayer would have to have held the asset disposed of for more than 18 months (as compared to the present long-term capital gain holding period of one year) in the case of assets disposed of after July 28, 1997.

  THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO CERTAIN TYPES OF STOCKHOLDERS, INCLUDING STOCKHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES, AND FOREIGN CORPORATIONS.

  THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS, AND THE TAX LEGISLATION REFERRED TO ABOVE.

  6. Price Range of Shares; Dividends. The Shares are listed and principally traded on the NYSE. The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the NYSE as reported by the Dow Jones News Service. The Company has not declared or paid cash dividends on its Common Stock since inception.

                                                               HIGH     LOW
                                                               ----     ----
      1995
       First Quarter.......................................... $16 1/2  $10 7/8
       Second Quarter.........................................  13 7/8    10
       Third Quarter..........................................  12 3/8   10 1/8
       Fourth Quarter.........................................  11 1/8    9 1/4
      1996
       First Quarter.......................................... $13 1/8  $ 9 7/8
       Second Quarter.........................................  11 1/2    8 7/8
       Third Quarter..........................................  11 7/8   10 1/8
       Fourth Quarter.........................................  11 3/8    9 1/2
      1997
       First Quarter.......................................... $11 1/8  $ 9 5/8
       Second Quarter.........................................   16      10 1/4
       Third Quarter (through July 31, 1997)..................  21 7/16  14 3/8

  On July 25, 1997, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per Share as reported on the

NYSE was $16 3/8. On July 31, 1997, the last full trading day prior to the commencement of the Offer, the closing price per Share as reported on the NYSE was $21 1/4.

  STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

  7. Certain Information Concerning the Company. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. Neither Purchaser nor Parent assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser or Parent.

  General. The Company is a corporation organized and existing under the laws of the State of Delaware with its principal executive offices located at 2742 Dow Avenue, Tustin, CA 92680.

  The Company is a national provider of an array of health care services from acute rehabilitation to home health care. As of February 28, 1997, the Company delivered care from 116 Company operated inpatient facilities in five states. These facilities provide a spectrum of services including acute rehabilitation, neurological care, subacute treatment, basic and intermediate skilled nursing care, assisted living and ancillary services such as rehabilitation and pharmacy services. Additionally, the Company provides outpatient rehabilitation through 10 clinics. It also continues to expand its contract rehabilitation therapy, pharmacy and home health operations. As of February 28, 1997, the Company provided contract rehabilitation therapy services in 15 states to 63 affiliated and 116 non-affiliated facilities, pharmacy services in four states to 70 affiliated and 84 non-affiliated facilities and home health care services through 28 operating locations in California and Ohio.

  The Company was incorporated in Delaware in 1986 and grew rapidly through acquisitions. In April 1994, the Company merged with Care Enterprises, Inc. ("Care") in a stock transaction accounted for as a pooling of interests. This merger more than doubled the number of facilities and beds operated by the Company and made the Company a leading provider of long-term and specialty health care services in California. It established a presence for the Company in West Virginia, Ohio and New Mexico. Additionally, it provided a significant base for the expansion of both the ancillary services offered by the Company and the home health care services offered by Care. Following this merger, management focused on integrating the Company and Care operations. This included instituting standardized systems, operating procedures and cost controls. The Company added several experienced senior officers. Others were replaced, along with a number of administrators at under-performing facilities. During 1995, the Company exchanged leasehold interests in three nursing facilities in New Mexico for leasehold interests in four nursing facilities in Ohio which were operated by another company; opened a newly constructed facility; and acquired SCRS & Communicology, Inc., a contract rehabilitation therapy company. In 1996, the Company disposed of seven health care facilities in California. It also acquired 19 health care facilities in Tennessee and North Carolina; pharmacy operations in California, Tennessee and North Carolina; and entered into a joint venture with a pharmacy in Ohio. To complete the roster of contract rehabilitation services provided by SCRS, this subsidiary acquired a respiratory therapy company. In early 1997, the Company acquired four acute rehabilitation hospitals, six neurological treatment centers and eleven outpatient rehabilitation clinics in California.

  Financial Information. Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Form 10-K") and the unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 (the "Form 10-Q"). More comprehensive financial information is included in the Form 10-K, the Form 10-Q and other documents filed by the Company with the SEC. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the SEC in the manner set forth below.

                         REGENCY HEALTH SERVICES, INC.
                     SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 THREE MONTHS
                                       FISCAL YEAR ENDED             ENDED
                                          DECEMBER 31,             MARCH 31,
                                   --------------------------  -----------------
                                   1996(1)   1995(2)  1994(3)    1997     1996
                                   -------- -------- --------  -------- --------
                                                                  (UNAUDITED)
INCOME STATEMENT DATA:
Net operating revenue............  $558,050 $416,093 $377,336  $159,447 $128,973
Income (loss) before
extraordinary item...............     6,399    4,454     (800)    3,156    2,737
Net income (loss)................     5,206    2,845     (800)    3,156    2,737
Income (loss) per common share
 before extraordinary item (fully
 diluted)........................       .39      .27     (.05)      .20      .16
Net income (loss) per common
share (fully diluted)............       .32      .17     (.05)      .20      .16
BALANCE SHEET DATA (AT END OF
 PERIOD):
Total assets.....................   353,576  338,942  250,896   413,315  354,306
Total long-term debt(4)..........   184,908  183,986  101,941   237,954  185,854

--------
(1) In 1996, the Company redeemed all $48.9 million of its outstanding Convertible Subordinated Debentures resulting in an extraordinary loss on extinguishment of debt of $1,459,000 ($868,000 net of tax) and refinanced three of its Industrial Revenue Bond Issues with a principal balance of $7,560,000 resulting in an extraordinary loss of $546,000 ($325,000 net of tax). In addition, the Company recorded an $11,283,000 ($6,769,000 net of tax) charge, primarily related to severance, the write-off of property which will have no value under the Company's new operating model, allowances for certain notes and non-patient receivables and a reduction of the reserve for assets held for sale recorded in 1995.
(2) In 1995, a class action lawsuit, which had been filed against the Company in July 1994, was settled for $9,000,000. The Company's portion of this settlement, together with related legal fees and other costs, resulted in a pre-tax charge of $3,098,000 ($1,921,000 net of tax), which is included in the Company's Consolidated Statement of Operations for the year ended December 31, 1995. In addition, the Company repaid its $30 million, 8.10% Senior Secured Notes resulting in costs and a prepayment penalty of $2,681,000 ($1,609,000 net of tax), classified as an extraordinary item and the Company recorded a $9,000,000 ($8,200,000 net of tax) charge, primarily related to the disposition of certain facilities.
(3) In 1994, the Company changed its policy on recognizing revenue from exception requests filed with the Health Care Financing Administration. Previously, no revenue was recognized until payment in respect of the exception request was actually received. In 1994, the Company began recognizing 50% of the estimated exception requests anticipated to be filed for the applicable period. In 1995 and 1996, the Company recognized 70% of the estimated exception requests anticipated to be received for the applicable period.
(4) Includes current portion of long-term debt.

  In connection with Parent's review of the Company and in the course of the negotiations between the Company and Parent described in Section 10, the Company provided Parent with certain business and financial information which Parent and Purchaser believe is not publicly available, including financial forecasts, which contain, among other things, the summary financial information set forth below.

                         REGENCY HEALTH SERVICES, INC.
                      PROJECTED STATEMENTS OF INCOME DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     FISCAL YEAR ENDED DECEMBER 31,
                         ----------------------------------------------------------
                          1996A        1997     1998     1999     2000      2001
                         --------    -------- -------- -------- -------- ----------
Revenues................ $555,354    $708,027 $794,538 $894,862 $991,669 $1,090,536
Income before provision
 for income taxes.......   11,011      24,488   27,983   31,881   36,210     41,660
Net income..............    6,399      14,938   17,070   19,447   22,088     25,413
Net income per share.... $  0 .78(1) $   0.94 $   1.07 $   1.22 $   1.39 $     1.60

--------
(1)Fully diluted.

  PROJECTED INFORMATION OF THIS TYPE IS BASED ON ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND

MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE PROJECTED RESULTS WOULD BE REALIZED OR THAT ACTUAL RESULTS WOULD NOT BE SIGNIFICANTLY HIGHER OR LOWER THAN THOSE SET FORTH ABOVE. IN ADDITION, THESE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE SEC OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS AND FORECASTS AND ARE INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE SUCH INFORMATION WAS MADE AVAILABLE TO PARENT BY THE COMPANY. NONE OF PARENT, PURCHASER, THE COMPANY OR ANY OTHER PARTY ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OR VALIDITY OF THE FOREGOING PROJECTIONS.

  The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and also should be available for inspection at the SEC's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60604. Copies of such materials may also be obtained by mail, upon payment of the SEC's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a World Wide Web site that contains such materials. The address of the site is http://www.sec.gov. The information should also be available for inspection at the NYSE, 20 Broad Street, New York, New York 10005.

  8. Certain Information Concerning Purchaser and Parent. Purchaser is a newly incorporated corporation organized and existing under the laws of the State of Delaware organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at 101 Sun Lane NE, Albuquerque, New Mexico, 87109. Purchaser is a wholly owned subsidiary of Parent.

  Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

  Parent is a corporation organized and existing under the laws of the State of Delaware. Its principal offices are located at 101 Sun Lane NE, Albuquerque, New Mexico 87109.

  Parent is a leading provider of high-quality and cost efficient long-term, subacute and related specialty healthcare services. At June 30, 1997, Parent operated 183 long-term and subacute care facilities with 22,004 licensed beds in 21 states in the United States and 133 long-term care facilities with 7,632 registered beds in the United Kingdom. Parent also is a leading provider of ancillary services, including rehabilitation therapy, respiratory therapy, temporary therapy staffing services and pharmaceutical products and services. Parent provides these services to over 1,000 affiliated and nonaffiliated long-term and subacute care facilities in the United States.

  Parent's inpatient care facilities provide a broad range of healthcare services, including nursing care, subacute care, therapy and other specialized services such as care to patients with Alzheimer's disease. Parent's long-term and subacute care facility operations have experienced significant growth since Parent's inception in 1989, primarily from acquisitions of additional facilities. Parent believes its inpatient care operations provide it with a platform to expand its therapy and pharmaceutical businesses (which include dispensing pharmaceuticals for such purposes as infusion therapy, pain management, antibiotic therapy and parenteral nutrition) to affiliated and nonaffiliated long-term and subacute care facilities. Parent believes that its expertise in operating long-term and subacute care facilities enables it to provide its therapy and pharmaceutical services more effectively and efficiently than providers without such operating expertise.

  Parent believes it is one of the three largest providers of contract therapy in the United States, offering rehabilitation therapy through Sundance Rehabilitation Corporation and respiratory therapy through SunCare Respiratory Services, Inc. At June 30, 1997, Parent provided therapy services to 1,012 facilities in 43 states, 844 of which were operated by nonaffiliated parties and 168 of which were affiliated facilities. Parent's contract therapy business has experienced compound annual revenue growth of 48.7% since 1994.

  Through CareerStaff Unlimited, Inc. ("CareerStaff"), Parent is a nationwide provider of temporary therapy staffing. CareerStaff provides therapists skilled in the areas of physical, occupational and speech therapy primarily to hospitals and nursing home contract service providers. At June 30, 1997, Parent had 23 division offices providing temporary therapy staffing services in major metropolitan areas and eight division offices specializing in placements of temporary travelling therapists in smaller cities and rural areas.

  Through Sunscript Pharmacy Corporation ("Sunscript"), Parent operates 25 pharmacies, and one pharmaceutical billing and consulting center which together provided pharmaceutical products and services to a total of 537 long-term and subacute care facilities in 23 states, 394 of which were nonaffiliated. In addition, Parent operated 12 pharmacies in the United Kingdom at June 30, 1997.

  Parent recently completed two substantial acquisitions in the United Kingdom, making Parent the second largest operator of long-term care facilities in that market. In December 1996, Parent acquired APTA Healthcare PLC ("APTA"), which operated 32 facilities with 1,264 registered beds, for total consideration of (Pounds)13.7 million ($23.5 million as of December 31, 1996). In January 1997, Parent acquired the 71% of Ashbourne PLC ("Ashbourne") that it did not already own for (Pounds)67.3 million ($110.1 million) plus the assumption of (Pounds)82.4 million ($134.9 million as of March 31, 1997) of Ashbourne's indebtedness. As of the date of acquisition, Ashbourne operated 49 facilities with 3,613 registered beds.

  The market for long-term care services is less developed in the United Kingdom than in the United States, and legislative changes in the early 1990s combined with undercapacity has led to the significant development of new long-term care facilities. Of the 133 facilities that Parent presently operated as of June 30, 1997 in the United Kingdom (including the 81 facilities previously operated by Ashbourne and APTA), 5, 15 and 6 were opened in 1995, 1996 and the first three months of 1997, respectively. Parent believes that the financial results of its United Kingdom operations will be enhanced as these newer facilities, as well as the eight additional facilities currently under development, mature and approach normal occupancy levels.

  Parent has agreed to acquire Retirement Care Associates, Inc. ("Retirement Care"), for approximately $268 million of Parent's common stock (based upon the closing price of Parent's common stock as of July 31, 1997). Retirement Care operates 107 skilled nursing facilities and assisted living centers in the southeastern United States and also owns approximately 65% of Contour Medical, Inc. ("Contour"), a national provider of medical/surgical supplies. Parent has agreed to acquire the remaining 35% of Contour not presently owned by Retirement Care for approximately $35 million, payable in Parent common stock or cash, at the option of Parent. While there can be no assurance that these transactions will be consummated, these transactions are currently expected to close during the second half of 1997.

  The name, citizenship, business address, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Purchaser and Parent and certain other information are set forth in Schedule I hereto.

  Set forth below are certain selected consolidated financial data relating to Parent and its subsidiaries for Parent's last three fiscal years, which have been excerpted or derived from the audited financial statements contained in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and from the unaudited financial statements contained in Parent's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997 in each case filed by Parent with the SEC. More comprehensive financial information is included in such reports and other documents filed by Parent with the SEC, and the following financial data is qualified in its entirety by reference to such reports and other documents, including the financial information and related notes contained therein. Such reports and other documents may be inspected and copies may be obtained from the offices of the SEC in the same manner as set forth with respect to information about the Company in Section 7.

                          SUN HEALTHCARE GROUP, INC.

                     SELECTED CONSOLIDATED FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   THREE
                                FISCAL YEAR ENDED              MONTHS ENDED
                                   DECEMBER 31,                  MARCH 31,
                         --------------------------------- ---------------------
                          1996(2)   1995(3)(4)   1994(5)      1997       1996
                         ---------- ----------  ---------- ---------- ----------
                                                                (UNAUDITED)
INCOME STATEMENT DATA:
Total net revenues...... $1,316,308 $1,135,508  $  673,354 $  398,636 $  320,291
Earnings (loss) before
 extraordinary item(1)..     21,536    (20,568)     19,561     15,937     15,339
Extraordinary item......         --     (3,413)         --         --         --
Net earnings (loss)(1)..     21,536    (23,981)     19,561     15,937     15,339
Net earnings (loss) per
 common and common
 equivalent share before
 extraordinary loss
 (fully diluted)(1).....       0.46      (0.43)       0.61       0.33       0.31
Extraordinary loss......         --      (0.07)         --         --         --
Net earnings (fully
diluted)................       0.46      (0.50)       0.61       0.33       0.31
Weighted average number
 of common and common
 equivalent shares......     46,840     47,419      31,830     51,372     52,531
BALANCE SHEET DATA (AT
 END OF PERIOD):
Working capital.........    211,582    237,147     197,150    226,061    241,510
Total assets............  1,229,426  1,042,503   1,054,223  1,537,082  1,069,921
Long-term debt, net of
current portion.........    483,453    348,460     398,534    754,253    388,859
Stockholders' equity....    572,137    569,042     550,449    585,333    559,552

--------
(1) Results for the year ended December 31, 1995 and prior years represent pro forma amounts to include pro forma taxes of CareerStaff and Golden Care, Inc. ("Golden Care") prior to their conversions to be taxed as C corporations, which occurred in June 1994 and May 1995, respectively.
(2) Results for the year ended December 31, 1996 include a $24,000,000 charge recognized by Parent to settle certain of the lawsuits brought by shareholders and, as a reduction of this settlement charge, $9,000,000 which was received from Parent's director and officer liability insurance carrier in connection with the settlement. In addition, in 1996, Parent recorded additional expenses of $4,250,000 related to monitoring and responding to the continuing investigation by the United States Department of Health and Human Services' Office of Inspector General ("OIG") and to responding to the remaining shareholder litigation related to the announcement of the OIG investigation. The charges do not contain any estimated amounts for settlement of the OIG investigation or remaining shareholder litigation matters.
(3) Results for the year ended December 31, 1995 include a charge of $3,256,000 in connection with the payment of an inducement fee to effect the conversion in January 1995 of $39,449,000 of the 6 1/2% Convertible Subordinated Debentures and an extraordinary charge of $3,413,000, net of the related tax benefit, in connection with the tender offer of the 11 3/4% Senior Subordinated Notes.
(4) Also included in the results for the year ended December 31, 1995 is $5,8000,000 of transaction-related merger costs incurred in connection with the merger of Parent with CareerStaff and Golden Care, a $59,000,000 impairment loss recorded by Parent which primarily relates to goodwill associated with six of the 40 facilities acquired in the acquisition of The Mediplex Group, Inc., $4,006,000 related to averting a strike and negotiating new contracts for certain unionized homes in Connecticut, and a charge of $5,505,000 related to monitoring and responding to the investigation by the OIG and legal fees resulting from the shareholder litigation.
(5) Results for the year ended December 31, 1994 include a charge of $2,275,000 in connection with the payment of an inducement fee to effect the conversion in August 1994 of $24,377,000 of the 6 1/2% Convertible Subordinated Debentures.

  Except as described in this Offer to Purchase, (i) none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Purchaser, Parent or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

  Except as provided in the Merger Agreement and the Stockholder Agreement and as otherwise described in this Offer to Purchase, none of Purchaser, Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, since January 1, 1994, neither Purchaser nor Parent nor, to the best knowledge of Purchaser and Parent, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1994, there have been no contacts, negotiations or transactions between any of Purchaser, Parent, or any of their respective subsidiaries or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

  9. Financing of the Offer and the Merger. Purchaser estimates that the total funds required to purchase all Shares validly tendered pursuant to the Offer, consummate the Merger, refinance certain existing indebtedness of Parent and the Company, pay the costs and expenses related to the Offer and the Merger and to provide for ongoing general corporate purposes after completion of the Offer and the Merger will be approximately $1,000,000,000. Parent and Purchaser intend to obtain such funds by means of proceeds from borrowings from the Senior Credit Facilities (as defined). The terms of the Senior Credit Facilities have not yet been finalized and are still being negotiated. Moreover, the documentation evidencing the Senior Credit Facilities has not yet been finalized. Accordingly, the description below of the Senior Credit Facilities is preliminary and necessarily incomplete. In addition, the terms and provisions of the Senior Credit Facilities, to the extent described, are subject to change if the terms of the Offer and Merger change. In any event, the ultimate financing instruments might contain certain terms that are more or less onerous that those currently contemplated.

  NationsBank of Texas, N.A. ("NationsBank") has delivered a bank commitment letter (the "Bank Commitment Letter"), pursuant to which NationsBank has committed to provide the Senior Credit Facilities upon the terms and subject to the conditions set forth in the Bank Commitment Letter, and Nations Banc Capital Markets, Inc. ("NCMI") has committed to form a syndicate of financial institutions reasonably acceptable to Purchaser (the "Lenders") for the Senior Credit Facilities, upon the terms and subject to the conditions of the Bank Commitment Letter.

  The Bank Commitment Letter provides that the commitments of NationsBank and NCMI will terminate unless a Credit Agreement (as defined) is closed on or prior to December 31, 1997.

  Parent has agreed to pay certain fees to NationsBank and NCMI for their own account and for the account of the Lenders payable as follows: (i) Letter of Credit Fees due quarterly in arrears to be shared proportionately by the Lenders, such fees to be equal to the applicable margins in effect from time to time for loans under the Revolving Credit Facility (as defined) on a per annum basis plus a fronting fee of .125% per annum to be paid to NationsBank, as fronting bank, for its own account and (ii) a commitment fee of 1/2% per annum of the unused portion of the Senior Credit Facilities accruing upon execution of the Credit Agreement and payable thereafter quarterly in arrears, subject to certain performance pricing step-downs.

  The Senior Credit Facilities will be provided pursuant to the terms and conditions of a Credit Agreement to be entered into by Parent and NationsBank and NCMI (the "Credit Agreement").

  Pursuant to the Bank Commitment Letter, the Senior Credit Facilities (the "Senior Credit Facilities") are expected to consist of an aggregate principal amount of up to $1,000,000,000 as follows: (i) a $500 million revolving credit facility (the "Revolving Credit Facility") which will include a $75 million sublimit for the issuance of standby and commercial letters of credit and (ii) a $500 million term loan facility (the "Term Loan Facility") comprised of the following term loan tranches: (x) $250 million tranche A term loan (the "Tranche A Term Loan") and (y) $250 million tranche B term loan (the "Tranche B Term Loan").

  Concurrently with the consummation of the Offer and the Merger, NCMI (on behalf of the Lenders) shall receive a first priority perfected security interest in all of the capital stock owned by Parent and its subsidiaries in each of the domestic subsidiaries (direct and indirect) of Parent (other than the Company if, after consummation of the Offer and Merger, the Company has total assets with a book value of less than $500,000) and 66% of the capital stock of each foreign subsidiary which is a direct subsidiary of Parent or any of its domestic subsidiaries which capital stock shall not be subject to any other lien or encumbrance. The foregoing security shall ratably secure the Senior Credit Facilities and any interest rate swap/foreign currency swap or similar arrangements with a Lender under the Senior Credit Facilities.

  Until the borrower's leverage ratio is reduced below a mutually agreed upon level, in addition to the amortization set forth in the Bank Commitment Letter, the Senior Credit Facilities will be prepaid by an amount equal to (a) 100% of the net cash proceeds of all asset sales by Parent or any domestic subsidiary of Parent (including stock of subsidiaries), subject to certain conditions and net of selling expenses and taxes to the extent such taxes are paid; (b) 75% of excess cash flow pursuant to an annual cash sweep arrangement; (c) 100% of the net cash proceeds from the issuance of any debt (excluding certain permitted debt) by Parent or any domestic subsidiary; and
(d) 100% of the net cash proceeds from the issuance of equity (excluding certain proceeds such as proceeds from the exercise of options) by Parent or any domestic subsidiary. Prepayments shall be applied pro rata to reduce the Tranche A Term Loan and the Tranche B Term Loan and within each tranche pro rata with respect to each remaining installment of principal. Holders of the Tranche B Term Loan may, so long as there is a principal balance outstanding with respect to the Tranche A Term Loan, decline to accept any mandatory prepayment described above and, under such circumstances, all amounts that would otherwise be used to prepay Tranche B Term Loan above shall be used to prepay Tranche A Term Loan. In the event the Term Loan Facilities shall have been completely prepaid, the mandatory payments described above shall be applied to permanently reduce the amount available under the Revolving Credit Facility.

  The Senior Credit Facilities may be prepaid in whole or in part at any time without penalty, subject to reimbursement of the Lenders' breakage and re-deployment costs in the case of prepayment of LIBOR borrowings.

  The Senior Credit Facilities shall bear interest, at the option of Parent, at a rate per annum equal to either (i) the LIBOR interbank rate, adjusted for reserves, or (ii) the Base Rate (defined at the higher of (a) the NationsBank prime rate and (b) the Federal Funds rate plus 1/2%), in each case plus the following Applicable Margins (subject to certain performance pricing step-downs):

                                        LIBOR + BASE RATE +
                                        ------- -----------
   Revolving Credit Loans..............  2.25%     0.75%
   Tranche A Term Loans................  2.25%     0.75%
   Tranche B Term Loans................  2.75%     1.25%

  Parent may select interest periods of 1, 2, 3 or 6 months for LIBOR loans, subject to availability. A penalty rate shall apply on all loans in the event of default at a rate per annum of 2% above the applicable interest rate.

  The revolving Credit Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full 6 years from the date of the Credit Agreement.

  The Term Loan Facilities shall be subject to repayment according to the schedule of amortization to be agreed upon, with the final payment of all amounts outstanding, plus accrued interest, being due 6 years from the date of the Credit Agreement for the Tranche A Term Loan and 7 years from the date of the Credit Agreement for the Tranche B Term Loan.

  The Tranche A Term Loan and the Tranche B Term Loan will be available in a single borrowing following execution of the Credit Agreement. The Term Loan Facility will be subject to quarterly amortization of principal, based upon annual amounts to be determined.

  The Senior Credit Facilities will contain certain representations and warranties, certain negative and affirmative financial covenants, certain conditions and events of default which are customarily required for similar financings. Such covenants will include restrictions and limitations on dividends and stock redemptions and the redemption and/or prepayment of other debt, capital expenditures, leases, incurrence of debt, liens, investments, transactions with affiliates, acquisitions, mergers, consolidations and asset sales. Furthermore, Parent will be required to maintain compliance with certain financial covenants such as a maximum leverage ratio, a maximum senior debt/EBITDA ratio, a fixed charge coverage ratio/EBITDAR and a maximum total debt/total capitalization ratio.

  10. Background of the Offer; Contacts with the Company; the Merger Agreement; the Stockholder Agreement. In January 1995, representatives of Parent and the Company entered into discussions and meetings to explore the possibility of a business combination involving the two companies. The parties entered into a confidentiality agreement and, pursuant thereto, performed extensive due diligence regarding each other. In March 1995, these discussions terminated as a result of the inability of the parties to agree on the fundamental terms of the proposed business combination. Upon such termination, the parties returned the non-public information provided by the other party.

  On May 30, 1997, a senior executive at the Company approached his counterpart at Parent to suggest revisiting the possibility of a business combination involving the two companies. After several conversations regarding this potential transaction, the Company agreed to negotiate exclusively with Parent for 30 days. Shortly thereafter, Parent's representatives informed the Company that it did not wish to pursue discussions during such period and instead would focus its attention on other matters, including the preparation and completion of a high-yield debt offering. The initial 30-day period expired without any negotiations occurring between the parties. On July 8, 1997, the parties entered into a confidentiality agreement. On July 9, 1997, a meeting of representatives of the two companies and the Company's financial advisors was held in Newport Beach, California at which members of the Company's management made presentations regarding the Company's business and discussions regarding the potential terms and time of a transaction were discussed. No acquisition proposal was made at or following this meeting, but representatives of the two companies continued their discussions for the remainder of that week. At the end of that week Parent also engaged its own financial advisor. The parties agreed on July 11, 1997 that Parent would have an exclusive negotiating period until July 18, 1997.

  The Company requested that Parent provide a written indication of interest prior to the Company's July 15, 1997 Board meeting. On July 12, 1997, Parent provided such an indication at a price of $21.00 per Share. After the Company indicated that such price provided an insufficient basis to proceed with a transaction on an exclusive basis, Parent provided an indication on July 14, 1997 at a price of $22.00 per Share. This indication was subject to, among other things, satisfactory completion of Parent's due diligence and arrangement of financing.

  The Company advised Parent that at the conclusion of the Company's July 15, 1997 board meeting, the Board of Directors of the Company determined that it would be consistent with the Company's objectives to continue to investigate a possible business combination with Parent.

  During the weeks of July 14, 1997, and July 21, 1997, Parent conducted a due diligence investigation of the Company's business, and, beginning July 17, 1997, the parties began negotiating the terms of a definitive merger agreement and stockholder agreement.

  On Tuesday, July 22, 1997, the Board of Directors of Parent met with Parent's management and financial and legal representatives to review the status of the negotiations between the parties, to discuss the terms of the proposed transaction and to receive a presentation of Parent's financial advisor's financial analysis of the proposed transaction.

  On Friday, July 25, 1997, the Board of Directors of Parent met with Parent's management and financial and legal representatives to review the results of the negotiations between the parties, and to discuss the current draft of the Merger Agreement and Stockholder Agreement. At the conclusion of this meeting, the Board of Directors of Parent unanimously approved the Offer and the Merger subject to the satisfactory resolution of the outstanding issues.

  The Company advised Parent on Saturday, July 26, 1997 that the Board of Directors of the Company had authorized the Offer, the Merger and the Stockholder Agreement and the execution and delivery of the Merger Agreement subject to completion of final negotiations and recommended that the stockholders of the Company accept the Offer and tender their shares to Parent.

  Negotiations were completed, and the Merger Agreement and Stockholder Agreement were executed, on July 26, 1997. The transaction was announced by means of a joint press release of Parent and the Company issued during the evening of Sunday, July 27, 1997.

  On August 1, 1997, Purchaser commenced the Offer.

THE MERGER AGREEMENT

  The following is a summary of the Merger Agreement, a copy of which is filed as an Exhibit to the Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") filed by Purchaser and Parent with the SEC in connection with the Offer. Such summary is qualified in its entirety by reference to the Merger Agreement.

  The Offer. The Merger Agreement provides for the commencement of the Offer as promptly as practicable, but in no event later than the fifth business day from and including the date of the public announcement of the Merger Agreement. The obligation of Purchaser to, and of Parent to cause Purchaser to, commence the Offer and accept for payment, and pay for, any Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Section 14 (any of which may be waived by Purchaser in its sole discretion, provided that, without the consent of the Company, Purchaser shall not waive the Minimum Condition) and to the terms and conditions of the Merger Agreement.

  The Merger Agreement provides that Purchaser expressly reserves the right to modify the terms of the Offer, except that no change in the Offer may be made without the prior consent of the Company which (i) reduces the number of Shares subject to the Offer, (ii) reduces the price per Share to be paid pursuant to the Offer (except pursuant to Section 3.4 of the Merger Agreement (Certain Adjustments)), (iii) modifies or adds to the conditions set forth in
Section 14, (iv) except as provided in this Section 10, extends the Offer, (v) changes the form of consideration payable in the Offer (other than by increasing the cash offer price) or (vi) amends or modifies any term of the Offer in any manner adverse to the Company's stockholders. The initial expiration date shall be September 15, 1997, provided, however, that notwithstanding the foregoing, Purchaser may, without the consent of the Company, but subject to the Company's right to terminate the Merger Agreement pursuant to the terms and conditions of the Merger Agreement, (i) extend the Offer, if at the scheduled expiration date of the Offer any of the conditions to Purchaser's obligation to purchase Shares shall not be satisfied, until such time as such conditions are satisfied or waived or (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or in order to obtain any material regulatory approval applicable to the Offer. IF, AT ANY SCHEDULED EXPIRATION DATE PRIOR TO OCTOBER 1, 1997, THERE SHALL HAVE BEEN TENDERED, AND NOT WITHDRAWN, FEWER THAN 90% OF THE SHARES, THEN PURCHASER SHALL, AT THE REQUEST OF THE COMPANY, EXTEND THE OFFER FOR SUCH NUMBER OF DAYS (UP TO 20 CALENDAR DAYS) AS THE COMPANY MAY REQUEST. NO SUCH REQUEST SHALL BE MADE BY THE COMPANY IF, IN ITS SOLE JUDGMENT, IT CONCLUDES THAT THE MERGER COULD BE CONSUMMATED ON OR PRIOR TO OCTOBER 6, 1997.

  The Merger Agreement also provides that Purchaser agrees that: (A) in the event it would otherwise be entitled to terminate the Offer at any scheduled expiration thereof due to the failure of one or more of the conditions set forth in the first sentence of the introductory paragraph or paragraphs (a) or
(g) of Section 14 to be satisfied or waived, it shall give the Company notice thereof and, at the request of the Company, if such conditions are reasonably likely to be satisfied during the requested extension period, extend the Offer until the earlier of (1) such time as such condition is, or conditions are, satisfied or waived and (2) the date chosen by the Company which shall not be later than (x) December 31, 1997 or (y) the date on which the Company reasonably believes all such conditions will be satisfied (it being understood that the Company shall not be entitled to make such request if it is then in breach of the Merger Agreement, and that none of the foregoing shall modify Parent's and Purchaser's right to terminate the Merger Agreement in the event that the Company is in breach hereof or the conditions specified in paragraphs
(d) or (e) of Section 14 are applicable); provided that if any such condition is not satisfied by the date so chosen by the Company, the Company may request and Purchaser shall make further extensions of the Offer in accordance with the terms of the Merger Agreement; and (B) in the event that Purchaser would otherwise be entitled to terminate the Offer at any scheduled expiration date thereof due solely to the failure of the Minimum Condition to be satisfied, it shall, at the request of the Company, extend the Offer for such period as may be requested by the Company not to exceed ten business days from such scheduled expiration date. Subject to the terms and conditions of the Offer and the Merger Agreement, Purchaser shall, and Parent shall cause Purchaser to, pay for all shares of Common Stock validly tendered and not withdrawn pursuant to the Offer that Purchaser becomes obligated to purchase pursuant to the Offer immediately after the expiration of the Offer. Notwithstanding the foregoing Parent may, in its sole discretion, extend the expiration date of the Offer for a period not to exceed ten business days and in no event ending after December 31, 1997, if Parent reasonably believes that as a result of such extension 90% or more of the Shares will be tendered in the Offer.

  The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, at the Effective Time, and in accordance with Delaware Law, Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the surviving corporation (the "Surviving Corporation") and will become a wholly owned subsidiary of Parent. At the election of Parent, if such election would not in any manner adversely affect the Company's stockholders or delay the transactions contemplated thereby, (i) any direct or indirect wholly owned subsidiary of Parent may be substituted for and assume all of the rights and obligations of Purchaser as a constituent corporation in the Merger or (ii) the Company may be merged with and into Purchaser or Parent with Purchaser or Parent, respectively, continuing as the Surviving Corporation with the effects set forth above. In either such event, the parties agree to execute an appropriate amendment to the Merger Agreement in order to reflect the foregoing.

  Upon consummation of the Merger, each issued and then outstanding Share (other than any Shares held in the treasury of the Company, or owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company and any Shares which are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Delaware Law) shall be converted automatically into the right to receive in cash, without interest, the Merger Consideration.

  The Merger Agreement provides that immediately prior to the Effective Time, the unexercisable portion of each outstanding option (a "Company Stock Option") to purchase shares of Common Stock, shall become immediately exercisable in full (by their terms or, if necessary, by action of the Company), subject to all expiration, lapse, forfeiture and other terms and conditions thereof. The Company shall take all action necessary so that each Company Stock Option (and any rights thereunder) outstanding immediately prior to the Effective Time shall be canceled immediately prior to the Effective Time in exchange for the right to receive an amount in cash equal to the product of (A) the number of shares of Common Stock that was subject to such Company Stock Option immediately prior to the Effective Time and (B) the excess, if any, of (1) the Merger Consideration over (2) the per share exercise price of such Company Stock Option, to be delivered by the Surviving Corporation immediately following the Effective Time.

  Pursuant to the Merger Agreement, each share of common stock, par value $.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

  The Merger Agreement provides that the directors of Purchaser immediately prior to the Effective Time will be the initial directors and officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier resignation or removal. The Merger Agreement provides that, at the Effective Time, the Certificate of Incorporation of Purchaser as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation of the Surviving Corporation until thereafter altered, amended or repealed as provided therein and in accordance with applicable law. The Merger Agreement also provides that the By-laws of Purchaser, as in effect immediately prior to the Effective Time, will be the By-laws of the Surviving Corporation until thereafter altered, amended or repealed as provided therein and in accordance with applicable law.

  Agreements of Parent, Purchaser and the Company. Pursuant to the Merger Agreement, the Company shall, if required by applicable law in order to consummate the Merger, take all action necessary in accordance with applicable law to convene and hold an annual or special meeting of its stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby (the "Stockholders' Meeting"). If Purchaser acquires at least a majority of the outstanding Shares, Purchaser will have sufficient voting power to approve the Merger, even if no other stockholder votes in favor of the Merger.

  The Merger Agreement provides that the Company shall, if required by applicable law, as soon as practicable following the purchase of Shares pursuant to the Offer, prepare and file with the SEC under the Exchange Act a proxy statement and related proxy materials (the "Proxy Statement") with respect to the Stockholders' Meeting and shall use its reasonable best efforts to cause the Proxy Statement to be mailed to stockholders of the Company as promptly as practicable after such filing. Parent and Purchaser have agreed that Parent shall cause all Shares then owned by Parent to be voted in favor of the adoption of the Merger Agreement and the transactions contemplated thereby.

  Pursuant to the Merger Agreement, the Company has covenanted and agreed that, between the date of the Merger Agreement and the Effective Time, unless Parent shall otherwise agree in writing, and except as otherwise contemplated by the Merger Agreement, the Company shall, and shall cause each of its subsidiaries to (the "Subsidiaries" and, individually, a "Subsidiary") conduct its operations according to its ordinary course of business consistent with past practice, and the Company shall, and shall cause each Subsidiary to use all reasonable efforts to preserve intact its business organization and to maintain satisfactory relationships with its customers, suppliers, employees and others having material business relationships with it.

  The Merger Agreement provides that by way of amplification and not limitation, and except as otherwise expressly provided therein neither the Company nor any Subsidiary shall, between the date of the Merger Agreement and the Effective Time, without the prior written consent of Parent: (a) amend or propose to amend its Certificate of Incorporation or By-laws; (b) authorize for issuance, issue, sell, pledge, deliver or agree or commit to issue, sell, pledge or deliver (whether through the issuance or granting of any options, warrants, calls, subscriptions, stock appreciation rights or other rights or other agreements) any capital stock of any class or any securities convertible into or exchangeable for shares of capital stock of any class of the Company, or any other ownership interest (including stock appreciation rights or phantom stock) other than shares of Common Stock issuable upon exercise of Company Stock Options outstanding on the date of the Merger Agreement; (c) split, combine or reclassify any shares of Common Stock or declare, pay or set aside for payment any dividend or other distribution in respect of any Common Stock, or redeem, purchase or otherwise acquire any shares of Common Stock or any other securities of the Company or any rights, warrants or options to acquire any such shares of other securities; (d) enter into any other agreements, commitments or contracts that are material to the Company and its subsidiaries taken as a whole or otherwise make any material change that is adverse to the Company in (i) any existing agreement, commitment or arrangement that is material to the Company and its subsidiaries taken as a whole or (ii) the conduct of the business or operations of the Company and its subsidiaries;

(e) sell, pledge, dispose of or encumber any assets of the Company or any of its subsidiaries (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets, (iii) certain pending dispositions, and (iv) the sale of six neurological centers to Messrs. Matros and Broussard for a cash purchase price of $3,000,000 without recourse to the Company if, and only if, five days prior to such sale the chief financial officer of the Company shall have certified in writing to Parent that as of the date of the Merger Agreement the twelve months trailing EBITDA (determined on the basis disclosed to Parent prior to the date of the Merger Agreement) associated with such assets is $1,300,000 or less); (f) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, except for certain pending acquisitions;
(ii) incur any indebtedness for borrowed money (other than pursuant to the Company's credit facilities as in effect on the date of the Merger Agreement) or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances; (iii) enter into or amend any material contract or agreement other than in the ordinary course of business or enter into any management contract for a facility not cancelable without penalty within 30 days of notice; (iv) authorize or make any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $7,400,000 (exclusive of management information systems expenditures as described in the proviso thereto) for the Company and its subsidiaries, taken as a whole; provided, however, the Company will give Parent prior notice of the making or the firm commitment of capital expenditure or lease payment in any calendar quarter relating to management information systems equipment with a fair market value greater than $1,000,000; or (v) terminate any material contract or amend any of its material terms (other than amendments to existing credit arrangements designed to remedy defaults thereunder); (g) increase the compensation payable or to become payable to its officers or employees, or grant any severance or termination pay to, or except for certain planned changes, enter into any employment or severance agreement with any director, officer or other employee of the Company or any of its subsidiaries; (h) take any action, other than as required by GAAP, to change accounting policies or procedures or cash maintenance policies or procedures (including, without limitation, procedures with respect to revenue recognition, capitalization of development costs, payments of accounts payable and collection of accounts receivable); (i) make any material tax election inconsistent with past practices or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations for any assessment of federal income tax or material state corporate income or franchise tax, except to the extent the amount of any such settlement has been reserved for on the Company's most recent filing required to be made under the Exchange Act with the SEC since December 31, 1995 ("SEC Filing"); (j) pay, discharge, settle, or satisfy any lawsuits, claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of the Company or incurred in the ordinary course of business and consistent with past practice; (k) except as may be required by law, take any action to establish, adopt or enter into, or to terminate or amend any employee benefit plan (as defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) maintained by the Company or any Subsidiary; (l) (i) permit any increase in the number of employees of the Company employed by the Company on the date hereof other than pursuant to an employee plan to be agreed to by the Company and Parent as promptly as practicable after the date hereof acting reasonably and in good faith or (ii) terminate certain identified employees of the Company other than for cause;
(m) enter into any contract or arrangement with any affiliate of the Company (other than subsidiaries of the Company); or (n) agree, commit or arrange to do any of the foregoing.

  Pursuant to the Merger Agreement, between the date of the Merger Agreement and the Effective Time, the Company shall, and shall cause its subsidiaries to, afford Parent and its authorized representatives (including its accountants, financial advisors and legal counsel) reasonable access during normal business hours to all of the properties, personnel, books and records, notes, bonds, mortgages, indentures, leases, agreements or other obligations to which the Company or any of its subsidiaries is a party or by which any of them or any material portion of their property or assets may be bound, of the Company and its subsidiaries and shall promptly deliver or make available to Parent (a) a copy of each report, schedule and other document filed by the Company pursuant to the requirements of federal or state securities laws and
(b) all other information concerning the business, properties, assets and personnel of the Company and its subsidiaries as Parent may from time to time reasonably request. The terms of the Confidentiality Agreement dated July 8, 1997 (the "Confidentiality Agreement") between the Company and Parent are incorporated into the Merger Agreement by reference and shall remain in full force and effect.

  The Merger Agreement provides that the Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its subsidiaries, solicit or encourage (including by way of furnishing information) the initiation of any inquiries or proposals regarding an Alternative Transaction (as described below) (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"). The Merger Agreement provides that, provided that the Company and its Board of Directors shall have complied with the first sentence of this paragraph, nothing contained in this paragraph or any other provision of the Merger Agreement shall prevent its Board of Directors if it determines in good faith, after consultation with, and the receipt of advice from, outside counsel, that it is required to do so in order to discharge properly its fiduciary duties, from considering, negotiating, approving and recommending to the stockholders of the Company an unsolicited bona fide written Acquisition Proposal (provided that such Acquisition Proposal is for not less than $23.00 per Share and has no financing contingencies) which the Board of Directors of the Company determines in good faith (after consultation with its financial advisors) would result in a transaction more favorable to the Company's stockholders than the transaction contemplated by the Merger Agreement (any Acquisition Proposal meeting such criteria, including those specified in the immediately preceding parenthetical proviso, being referred to herein as a "Superior Proposal"). Nothing in the Merger Agreement shall prohibit the Company from complying with Rules 14d-9 and 14e-2 under the Exchange Act with respect to any other tender offers.

  The Merger Agreement provides that the Company shall promptly, but in no event later than 24 hours, notify Parent after receipt of any Acquisition Proposal or any request for nonpublic information relating to the Company or any of its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any person or entity that informs the Board that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

  The Merger Agreement provides that if the Board receives a request for material nonpublic information by a party who makes an unsolicited bona fide Acquisition Proposal and the Board determines that such proposal, if consummated pursuant to its terms would be a Superior Proposal, then, and only in such case, the Company may, subject to the execution of a confidentiality agreement substantially similar to that then in effect between the Company and Parent, provide such party with access to information regarding the Company. The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than Parent and Purchaser) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from any confidentiality or standstill agreement to which the Company is a party. The Company shall ensure that the officers, directors and employees of the Company and its subsidiaries and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in the Merger Agreement; and shall be responsible for any breach of such terms and conditions of the Merger Agreement by such bankers, advisors and representatives.

  The Merger Agreement further provides that upon the terms and subject to the conditions of the Merger Agreement, each of the parties thereto shall use all reasonable efforts to take, or cause to be taken, all action, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the Merger Agreement, including using all reasonable efforts to (i) obtain all consents, amendments to or waivers under the terms of any of the Company's contractual arrangements required by the transactions contemplated by the Merger Agreement, (ii) effect promptly all necessary or appropriate registrations and filings with Governmental Entities, including, without limitation, filings and submissions pursuant to the HSR Act, the Exchange Act, Delaware Law and state and federal licensing authorities, (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated thereby and
(iv) fulfill or cause the fulfillment of the conditions the Merger set forth below under "Conditions to the Merger." In connection with and without limiting the foregoing, the Company and its Board of Directors shall (x) take all action necessary to ensure that no state takeover statute or similar statute or regulation (including, without limitation, Section 203 of the Delaware Law) is or becomes applicable to the Offer, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement and (y) if any state takeover statute or similar statute or regulation becomes applicable to the Offer, the Merger, the Agreement, the Stockholder Agreement or any other transaction contemplated by the Merger Agreement or the Stockholder Agreement, take all action necessary to ensure that the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the Stockholder Agreement may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and the Stockholder Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger, the Merger Agreement, the Stockholder Agreement and the other transactions contemplated by the Merger Agreement and the Stockholder Agreement. Nothwithstanding the foregoing, the Board of Directors of the Company shall not be prohibited from taking any action expressly permitted by the terms of the Merger Agreement.

  The Merger Agreement further provides that Parent agrees that all rights to indemnification existing in favor of the present or former directors, officers, and employees of the Company (as such) or any of its subsidiaries or present or former directors of the Company or any of its subsidiaries serving or who served at the Company's or any of its subsidiaries' request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, as provided in the Company's certificate of incorporation or by-laws, or the articles of incorporation, by-laws or similar organizational documents of any of the Company's subsidiaries and the indemnification agreements with such present and former directors, officers and employees as in effect as of the date hereof (true and correct copies of which have been provided to Parent) with respect to matters occurring at or prior to the Effective Time shall survive the Merger and shall continue in full force and effect and without modification (other than modifications following the Merger which would enlarge the indemnification rights) for a period of not less than six years, and the Surviving Corporation shall comply fully with its obligations hereunder and thereunder. For a period of not less than six years after the Effective Time, the Surviving Corporation shall maintain officers' and directors' liability insurance and fiduciary liability insurance covering the persons described in this paragraph (whether or not they are entitled to indemnification thereunder) who are currently covered by the Company's existing officers' and directors' or fiduciary liability insurance policies on terms no less advantageous to such indemnified parties than such existing insurance; provided, however, that in no event shall Parent be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by the Company for such insurance.

  The Merger Agreement provides that, promptly upon the acceptance for payment of, and payment for, such number of shares of Common Stock by Purchaser pursuant to the Offer as satisfies the Minimum Condition (the "Majority Acquisition"), and from time to time thereafter, Purchaser shall be entitled to designate such number of directors on the Board of Directors of the Company, rounded up to the next greatest whole number, subject to compliance with Section 14(f) of the Exchange Act, as shall represent a percentage of the Board of Directors equal to the percentage of the outstanding shares of Common Stock owned by Purchaser; provided that, from the Majority Acquisition until the Effective Time, at least two persons who are directors of the Company on the date hereof shall be directors of the Company (the "Continuing Directors"); and provided further that, if the number of Continuing Directors shall be reduced below two for any reason whatsoever, any remaining Continuing Directors shall be entitled to designate a person to fill such vacancy as a Continuing Director for purposes of the Merger Agreement or, if no Continuing Directors then remain, the other directors shall designate two persons to fill such vacancies who shall not be officers, directors, stockholders or affiliates of Parent, Purchaser or the Company, and such persons shall be deemed to be Continuing Directors for purposes of the Merger Agreement. At such times, the Company will also cause (i) each committee of the Board of Directors, (ii) if requested by Purchaser, the board of directors of each of the Company's subsidiaries and (iii) if requested by Purchaser, each committee of such board to include persons designated by Purchaser constituting the same percentage of each such committee or board as Purchaser's designees are of the Board. The Company shall, upon request by

Purchaser, promptly increase the size of the Board or exercise its best efforts to secure the resignations of such number of directors as is necessary to enable Purchaser designees to be elected to the Board and shall cause Purchaser's designees to be so elected.

  Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including representations by the Company as to the absence of certain changes or events concerning the Company's business, compliance with law, litigation, employee benefit plans, title to property, property and environmental matters.

  Conditions to the Merger. Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the fulfillment at or prior to the Effective Time of the following conditions: (a) if required by applicable law, the Merger shall have been approved by holders of Common Stock as required by such applicable law; (b) no orders, judgments, writs, injunctions, determinations, awards, decrees, laws, statutes, rules or regulations shall have been enacted, entered, promulgated or enforced by any court or foreign, federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality ("Government Entity") that prohibits or prevents the consummation of the Merger; (c) Purchaser shall have previously accepted for payment and paid for Shares pursuant to the Offer; and (d) any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated.

  Termination; Fees and Expenses. The Merger Agreement provides that it may be terminated and the Merger contemplated thereby may be abandoned at any time prior to the Effective Time, whether before or after adoption by the stockholders of the Company: (a) by the mutual written consent of Parent, Purchaser and the Company (but only by action of the Continuing Directors after the purchase of Common Stock pursuant to the Offer); (b) by Parent, Purchaser or the Company (but only by action of the Continuing Directors after the purchase of Common Stock pursuant to the Offer): (i) if a court of competent jurisdiction or other Governmental Entity shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order or other action shall have become final and nonappealable; or (ii) (x) as a result of the failure, occurrence or existence of any of the conditions set forth in Section 14 (1) Purchaser shall have failed to commence the Offer within five business days following the date of the Merger Agreement or (2) the Offer shall have terminated or expired in accordance with its terms without Purchaser having accepted for payment any shares of Common Stock pursuant to the Offer or (y) Purchaser shall not have accepted for payment any shares of Common Stock pursuant to the Offer by December 31, 1997; provided, however, that the right to terminate the Merger Agreement pursuant to this subparagraph (b)(ii) shall not be available to any party whose failure to perform any of its obligations under the Merger Agreement results in the failure, occurrence or existence of any such condition; (c) by the Company in connection with the entering into, or consummation of, a Superior Proposal, provided that it has complied with all provisions thereof, including the notice provisions therein, and that it complies with applicable requirements relating to the payment (including the timing of any payment) of the Expenses and the Fee (as such terms are defined below); (d) by Parent or Purchaser prior to the purchase of Shares of Common Stock pursuant to the Offer in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in the Merger Agreement, which (A) would give rise to the failure of a condition set forth in paragraph (d) or (e) of Section 14, and (B) has not been or cannot be cured within 20 days after the giving of written notice to the Company; (e) by the Company, if Parent or Purchaser shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which failure to perform has not been cured within 20 days after the giving of written notice to Parent or Purchaser; or (f) by Parent or Purchaser if either Parent or Purchaser is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (c) of Section 14.

  In the event that the Merger Agreement is terminated and the Merger is abandoned by Parent or Purchaser, on the one hand, or by the Company, on the other hand, written notice of such termination and abandonment shall forthwith be given to the other parties and the Merger Agreement shall terminate and the Merger shall be abandoned without any further action. If the Merger Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party under the terms of the Merger Agreement except with respect to the willful breach by any party hereto and except under the provisions of the Merger Agreement related to fees and expenses described below and under certain other provisions of the Merger Agreement which survive termination.

  The Merger Agreement provides that, except as set forth below, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated. The Company shall pay Parent a fee of $12,000,000 (the "Fee"), and reimburse Parent for actual and documented out-of-pocket expenses of Parent relating to the transactions contemplated by the Merger Agreement (including, but not limited to, fees and expenses of Parent's counsel) not in excess of $4,000,000 ("Expenses") in the event that:
(i) the Merger Agreement is terminated (x) by Parent if either Parent or Purchaser is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (c) of Section 14 or (y) by the Company in connection with the entering into, or consummation of, a Superior Proposal, provided that it has complied with all provisions thereof, including the notice provisions therein, and that it complies with applicable requirements relating to the payment (including the timing of any payment) of the Expenses and the Fee; (ii) the Merger Agreement is terminated by Parent prior to the purchase of Shares of Common Stock pursuant to the Offer in the event of any breach by the Company of any representation, warranty, covenant or other agreement contained in the Merger Agreement, which (A) would give rise to the failure of a condition set forth in paragraph (d) or (e) of Section 14, and
(B) has not been or cannot be cured within 20 days after the giving of written notice to the Company after breach by the Company of Section 6.4 of the Merger Agreement (No Solicitation); and (iii) (A) the Company shall have received an Acquisition Proposal at or prior to, or within 30 days after, the termination of the Merger Agreement and (B) an Alternative Transaction is consummated on or prior to the one-year anniversary of the termination of the Merger Agreement (collectively, "Certain Payment Events"). As used herein, "Alternative Transaction" means (i) a transaction pursuant to which any person (or group of persons) other than Parent or its affiliates (a "Third Party") acquires more than 40% of the outstanding Shares, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires more than 40% of the outstanding equity securities of the Company or the entity surviving such merger or business combination or (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company, and the entity surviving any merger or business combination including any of them) of the Company and its subsidiaries having a fair market value equal to more than 40% of the fair market value of all the assets of the Company and its subsidiaries, taken as a whole, immediately prior to such transaction; provided, however, that the term Alternative Transaction shall not include any acquisition of securities by a broker dealer in connection with a bona fide public offering of such securities. The Fee and Expenses shall be paid upon the earlier of (i) immediately prior to the termination of the Merger Agreement by the Company in connection with the entering into, or consummation of, a Superior Proposal, provided that it has complied with all provisions thereof, including the notice provisions therein, and that it complies with applicable requirements relating to the payment (including the timing of any payment) of the Expenses and the Fee; and (ii) within one business day after the first to occur of any of the Certain Payment Events other than if this Agreement is terminated by the Company in connection with the entering into, or consummation of, a Superior Proposal, provided that it has complied with all provisions thereof, including the notice provisions therein, and that it complies with applicable requirements relating to the payment (including the timing of any payment) of the Expenses and the Fee.

STOCKHOLDER AGREEMENT

  Parent, Purchaser and the Company have also entered into the Stockholder Agreement pursuant to which Richard K. Matros, Bruce Broussard, John W. Adams, Randall D. Smith, Energy Management Corporation, Solvation Inc. (d/b/a Smith Management Company), Pengo Securities Corp., Sega Associates, L.P. and Durian Securities, Inc. (each a "Stockholder") have severally and not jointly agreed that they shall tender their Shares into the Offer and that they shall not withdraw any Shares so tendered (it being understood that such obligation contained in this sentence is unconditional, subject to the termination provisions discussed below). The Stockholder

Agreement also provides that notwithstanding the foregoing, the Stockholders (other than Richard K. Matros and Bruce Broussard) will have no obligation to tender their Shares, and such Shares so tendered shall, without further act of such Stockholder, be deemed to be withdrawn from the Offer, prior to October 1, 1997.

  The Stockholder Agreement also provides that each Stockholder shall not, except as contemplated by the terms of the Stockholder Agreement, (i) sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement (including any profit sharing arrangement) or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, the Shares to any person other than Parent or Parent's designee, (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney or otherwise, with respect to the Shares or (iii) take any other action that would in any way restrict, limit or interfere with the performance of its obligations thereunder or the transactions contemplated thereby. Until the Merger is consummated or the Merger Agreement is terminated, each Stockholder shall not, nor shall each Stockholder permit any investment banker, financial adviser, attorney, accountant or other representative or agent of such Stockholder to, directly or indirectly (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by an investment banker, financial advisor, attorney, accountant or other representative or agent of such Stockholder shall be deemed to be a violation of this provision by such Stockholder; provided, however, that action by a Stockholder in his or her capacity as an officer or director of the Company that is permitted by the Merger Agreement in connection with an Acquisition Proposal shall not be a violation of the Stockholder Agreement.

  The Stockholder Agreement further provides that each Stockholder irrevocably grants to, and appoints, Andrew Turner, Robert Woltil and Robert Murphy, and any other individual who shall thereafter be designated by Parent, and each of them, such Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote such Stockholder's Shares (the "Proxy Shares"), or grant a consent or approval in respect of such Proxy Shares, at any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, joint venture, recapitalization, dissolution, liquidation or winding up of or by the Company and (ii) any amendment of the Company's Certificate of Incorporation or Bylaws, as amended and restated, or other proposals or transaction (including any consent solicitation to remove or elect any directors of the Company) involving the Company which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify, or result in a breach of covenant, representation or warranty or any other obligation or agreement of the Company under or with respect to, the Offer, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

  The Stockholder Agreement also provides that the Stockholder Agreement and all rights and obligations of the parties thereunder, shall terminate upon the date upon which the Merger Agreement is terminated pursuant to its terms.

  11. Purpose of the Offer; Plans for the Company After the Offer and the Merger.

  Purpose of the Offer. The purpose of the Offer and the Merger is for Parent to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is for Parent to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Parent. The Offer is being made pursuant to the Merger Agreement.

  Under Delaware Law, the approval of the Board and the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board of Directors of the Company has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby, and, unless the Merger is consummated pursuant to the short-form merger provisions under Delaware Law described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares. Accordingly, if the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other stockholder.

  In the Merger Agreement, the Company has agreed to take all action necessary to convene a meeting of its stockholders as promptly as practicable after the purchase of Shares of Common Stock pursuant to the Offer for the purpose of considering and voting on the Merger Agreement and the transactions contemplated thereby, if such action is required by Delaware Law. Parent has agreed that all Shares owned by it and its subsidiaries will be voted in favor of the Merger Agreement and the transactions contemplated thereby.

  If Purchaser purchases Shares pursuant to the Offer, the Merger Agreement provides that Purchaser will be entitled to designate representatives to serve on the Board in proportion to Purchaser's ownership of Shares following such purchase. See Section 10. Purchaser expects that such representation would permit Purchaser to exert substantial influence over the Company's conduct of its business and operations.

  Under Delaware Law, if Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, Purchaser will be able to approve the Merger without a vote of the Company's stockholders. In such event, Parent, Purchaser and the Company have agreed in the Merger Agreement to take, at the request of Purchaser, all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer and the Stockholder Agreement or otherwise and a vote of the Company's stockholders is required under Delaware Law, a significantly longer period of time would be required to effect the Merger.

  No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders will have certain rights under Delaware Law to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Such rights to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Shares, as of the day prior to the date on which the stockholders vote was taken approving the Merger or similar business combination (excluding any element of value arising from the accomplishment or expectation of the Merger), required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be the same, more or less than the purchase price per Share in the Offer or the Merger Consideration.

  In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

  The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction, be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

  Plans for the Company. It is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing exploitation of the Company's potential in conjunction with Parent's businesses. It is expected that the business and operations of the Company would form an important part of Parent's future business plans.

  Except as indicated in this Offer to Purchase, Parent does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any Subsidiary, a sale or transfer of a material amount of assets of the Company or any Subsidiary or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business, or the composition of the Board or the Company's management.

  12. Dividends and Distributions. The Merger Agreement provides that the Company shall not, between the date of the Merger Agreement and the Effective Time, without the prior written consent of Parent, (a) authorize for issuance, issue, sell, pledge, deliver or agree or commit to issue, sell, pledge or deliver (whether through the issuance or granting of any options, warrants, calls, subscriptions, stock appreciation rights or other rights or other agreements) any capital stock of any class or any securities convertible into or exchangeable for shares of capital stock of any class of the Company, or any other ownership interest (including stock appreciation rights or phantom stock) other than shares of Common Stock issuable upon exercise of Company Stock Options outstanding on the date of the Merger Agreement; or (b) split, combine or reclassify any shares of Common Stock or declare, pay or set aside for payment any dividend or other distribution in respect of any Common Stock, or redeem, purchase or otherwise acquire any shares of Common Stock or any other securities of the Company or any rights, warrants or options to acquire any such shares of other securities. See Section 10. If, however, the Company should, during the pendency of the Offer, (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire or otherwise cause a reduction in the number of outstanding Shares or (iii) issue or sell any additional Shares, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to Purchaser's rights under Section 14, Purchaser may (subject to the provisions of the Merger Agreement) make such adjustments to the purchase price and other terms of the Offer (including the number and type of securities to be purchased) as it deems appropriate to reflect such split, combination or other change.

  If, on or after July 26, 1997, the Company should declare or pay any dividend on the Shares or make any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to Purchaser's rights under Section 14, (i) the purchase price per Share payable by Purchaser pursuant to the Offer will be reduced (subject to the Merger Agreement) to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution or right shall be received and held by the tendering stockholder for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, Purchaser will be entitled to all the rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by Purchaser in its sole discretion.

  13. Effect of the Offer on the Market for the Shares, Exchange Listing and Exchange Act Registration. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

  Parent intends to cause the delisting of the Shares by the NYSE following consummation of the Offer.

  Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing and may be delisted from the NYSE. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of record holders of at least 100 Shares should fall below 1,200, the number of publicly held Shares (exclusive of holdings of officers, directors and their families and other concentrated holdings of 10% or more ("NYSE Excluded Holdings")) should fall below 600,000 or the aggregate market value of publicly held Shares (exclusive of NYSE Excluded Holdings) should fall below $5,000,000. The Company has advised Purchaser that, as of July 25, 1997, there were 15,935,300 Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

  If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Merger Consideration.

  The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

  The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the

Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for NASDAQ reporting. Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

  14. Certain Conditions of the Offer. Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered shares of Common Stock after the termination or withdrawal of the Offer), to pay for any shares of Common Stock tendered pursuant to the Offer unless, (i) there shall have been validly tendered and not properly withdrawn prior to the expiration of the Offer such number of shares of Common Stock which would constitute a majority of the outstanding shares of Common Stock on a fully-diluted basis on the date of purchase (the "Minimum Condition") ("on a fully-diluted basis" means, as of the date of the purchase of shares of Common Stock pursuant to the Offer, the number of shares of Common Stock outstanding, together with all shares of Common Stock issuable pursuant to options, convertible securities and any other rights to acquire Shares) and (ii) any waiting period under the HSR Act or applicable state regulatory statutes or regulations applicable to the purchase of shares of Common Stock pursuant to the Offer shall have expired or been terminated. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any shares of Common Stock not theretofore accepted for payment or paid for, and (subject to certain provisions of the Merger Agreement) may terminate the Offer if, at any time on or after the date of the Merger Agreement and before the acceptance of such shares for payment or the payment therefor, any of the following conditions exists:

    a. there shall be pending by any Governmental Entity or other person any suit, action or proceeding (i) challenging the acquisition by Parent or Purchaser of any shares of Common Stock under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement or the Stockholder Agreement or seeking to obtain from the Company, Parent or Purchaser any damages that are material in relation to the Company and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, or to compel the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, as a result of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or the Stockholder Agreement, (iii) seeking to impose material limitations on the ability of Parent or Purchaser to acquire or hold, or exercise full rights of ownership of, any shares of Common Stock accepted for payment pursuant to the Offer, including, without limitation, the right to vote such Common Stock on all matters properly presented to the stockholders of the Company,
  (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company and its subsidiaries, taken as a whole or (v) which otherwise is reasonably likely to have with, respect to the Company, a material adverse effect on the business, assets, properties, financial condition or results of operations of the Company and its subsidiaries taken as a whole;

    b. there shall be any statute, rule, regulation, legislation, judgment, order or injunction enacted, entered, enforced, promulgated, or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act which, in any case, is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

    c. (i) the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer or the Merger or its adoption of the Merger Agreement, or approved or failed to reject within 10 business days any, Acquisition Proposal, (ii) the Company shall have entered into any agreement with respect to any Superior Proposal or (iii) the Board or any committee thereof shall have resolved to take any of the foregoing actions;

    d. any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case at the date of the Merger Agreement and, in the case of representations and warranties other than those made specifically as of the date of the Merger Agreement, at the scheduled or extended expiration of the Offer;

    e. the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement;

    f. the Merger Agreement shall have been terminated in accordance with its terms or the Offer shall have been terminated with the consent of the Company;

    g. (i) less than a majority in principal amount of either of the Securities shall have been tendered and not withdrawn pursuant to debt tender offers (i.e., the Tender Condition) or (ii) consents shall have been obtained in consent solicitations from holders (other than the Company and its Affiliates (as such term is defined in the applicable Indenture)) of less than a majority in principal amount as of the applicable record date of either of the Securities (i.e., the Consent Condition); or

    h. there shall have occurred (i) any general suspension of, or limitation of prices for, trading on the NYSE, American Stock Exchange, Nasdaq National Market, (ii) any declaration of banking moratorium or suspension or payment in respect of banks in the United States, (iii) any general limitation by a Governmental Entity on, or any other event that would limit, the extension of credit by banks or other lending institutions, (iv) any commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States having a significant adverse effect on the functionality of financial markets in the United States or (v) in the case of any of the foregoing, existing at time of the commencement of the Offer, a material acceleration or worsening thereof which, in the reasonable judgment of Purchaser in any case and regardless of circumstances, makes it inadvisable to proceed with such acceptance for payment or payment.

  The foregoing conditions are for the sole benefit of Purchaser and Parent and may, subject to the terms of the Merger Agreement, be waived by Purchaser and Parent in whole or in part at any time and from time to time in their sole discretion. In particular, Parent and Purchaser continue to assess whether to not conduct the debt tender offers and/or the consent solicitations and thus waive the Tender Condition and/or the Consent Condition. The failure by Parent, or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

  15. Certain Legal Matters and Regulatory Approvals.

  General. Based upon its examination of publicly available information with respect to the Company and the review of certain information furnished by the Company to Parent and discussions of representatives of Parent with representatives of the Company during Parent's investigation of the Company (see Section 10), neither Purchaser nor Parent is aware of any license or other regulatory permit that appears to be material to the business of the Company and the Subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or, except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency which would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to Purchaser's right to decline to purchase Shares if any of the conditions in Section 14 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Parent or that certain parts of the businesses of the Company, Purchaser or Parent might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See Section 14.

  State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of Delaware Law prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. On July 26, 1997, prior to the execution of the Merger Agreement and the Stockholder Agreement, the Board of Directors of the Company, by unanimous vote of all directors present at a meeting held on such date, approved the Merger Agreement and the Stockholder Agreement, determined that each of the Offer and the Merger is fair to, and in the best interest of, the stockholders of the Company. Accordingly, Section 203 is inapplicable to the Offer and the Merger.

  A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

  The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer, and the Merger. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

  Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer are subject to such requirements. See Section 2.

  Pursuant to the HSR Act, Parent expects to file a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer with the Antitrust Division and the FTC. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent, unless such waiting period is earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. Pursuant to the HSR Act, Parent will request early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent with respect to the Offer, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and, in any event, the purchase of and payment for Shares will be deferred until 10 days after the request is substantially complied with, unless the extended period expires on or before the date when the initial 15-day period would otherwise have expired, or unless the waiting period is sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. It is a condition to the Offer that the waiting period applicable under the HSR Act to the Offer expire or be terminated. See Section 2 and Section 14.

  The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Parent, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Parent relating to the businesses in which Parent, the Company and their respective subsidiaries are engaged, Parent and Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation.

  Federal and State Healthcare Regulatory Authorities. The Company owns, operates and/or manages long term care facilities, assisted living facilities and rehabilitation hospitals, and provides institutional pharmacy services and other non-acute health services including rehabilitation therapy services and home health agency services. Certain of the above services or facilities are provided or operated in California, North Carolina, Ohio, Tennessee and West Virginia.

  The regulatory requirements of these jurisdictions may require notice of and/or approval prior to any direct or indirect change in ownership, control or management of any of the facilities or services. These regulatory requirements include, without limitation, those providing for licensure, dispensing pharmaceuticals and related medical supplies, certificate of need or similar laws restricting development and/or expansion activities ("CON laws" or "CON"), participation in the Medicaid program, as well as federal laws regarding participation in the Medicare and the Medicaid programs and dispensing pharmaceuticals. To the extent that the consummation of the Offer or the consummation of the Merger is determined to constitute any such change in ownership, control or management of facilities or services under the applicable regulatory requirements, consummation of the Offer and the consummation of the Merger would be subject to compliance with the regulatory requirements of the applicable state, as well as any applicable federal laws and receipt, to the extent applicable, of any required approvals or other authorizations. The state and federal requirements are subject to interpretation by the various agencies and may, in certain instance, be subject to waiver.

  Pursuant to federal Medicare program standards, providers must notify the Medicare program as promptly as possible upon initiating negotiations for a change of ownership but in no event later than 15 working days after the transaction causing the change in ownership occurs. When a provider undergoes a change of ownership, the provider must also file a final cost report no later than 45 days following the change in ownership. According to Medicare program standards, the merger of the provider corporation into another corporation, or the consolidation of two or more corporations, resulting in the creation of a new corporation constitutes a change in ownership. However, transfer of corporate stock or the merger of another corporation into the provider corporation does not constitute a change of ownership. The Drug Enforcement Agency ("DEA") standards provide that written consent of the administrator of the DEA is required for a transfer of DEA registration.

  California. In California, the Department of Health Services regulates licensed nursing homes and developmental disability facilities, the California Department of Social Services regulates licensed residential care and community care facilities and the Department of Mental Health regulates mental health rehabilitation and psychiatric health facilities. All such regulation is handled on a de-centralized basis by local district offices. Neither the Department of Health Services nor the Department of Mental Health considers the transfer of corporate stock where there is no change in the provider to be a change of ownership for licensure or Medi-Cal certification purposes. It is anticipated that the position of the Department of Social Services will be similar although the Department's position can vary from district to district. The California Board of Pharmacy will consider a stock transaction to be a change of ownership which requires the submission of a new licensure application. Although it can take up to 90 days for the application to be processed, the Board will permit the new entity to operate under the prior provider's license until a new license is issued. A stock transfer is deemed to be a change of ownership with respect to a Home Health Care agency license in California. The home health agency change of ownership process generally is not anticipated to take more than 30 days.

  North Carolina. The Department of Human Resources does not consider the transfer of corporate stock to be a change of ownership for licensure purposes in the case of licensed nursing homes and thus no notice or change of ownership application must be filed. However, the Board of Pharmacy will treat a stock transfer as a change of ownership and will require the submission of a transfer application which generally takes no more than one month to process and for a new license to be issued by the Board of Pharmacy. The Board of Pharmacy will permit the new applicant to operate under the current owner's license until the transfer approval has been granted.

  Ohio. The Ohio licensure requirements provide that health care facilities must provide notice of changes in ownership to the Department of Health. However, Ohio does not consider the transfer of corporate stock where there is no change in the provider to be a change of ownership for nursing home licensure and thus no notice or change of ownership application must be filed. As a general rule, if a transaction is not considered to be a change of ownership for licensure purposes, it will not be considered to be one for purposes of Medicaid certification either. In addition, although there is a CON law in effect in Ohio that is applicable to nursing homes, a transfer of corporate stock is not subject to CON review. A certificate of need is not needed for the acquisition or merger of an existing health care facility that does not involve a change in the number of beds or in the number or type of service. However, a notice of intent is required to be filed with the Ohio Department of Health ("OHDOH") and the health service agency designated for the health service area in which the activity will be conducted. The Ohio Medical Assistance regulations require long term care providers to notify the OHDOH at least 45 days prior to the effective date of certain changes including any contract of sale. The Board of Pharmacy will require a change of ownership application to be filed and will schedule a survey of the pharmacy within 7-10 days after the receipt of the application. Provided no objections are raised by any other regulatory agency having authority over the pharmacy, the Board of Pharmacy will permit the new applicant to operate under the current license until its application has been approved. In Ohio, home health agencies are licensed or certified to participate in Medicare and Medicaid, and thus a stock transfer may be subject to regulatory review.

  Tennessee. The Department of Health does not consider the transfer of corporate stock to be a change of ownership for licensure or Medicaid certification purposes in the case of licensed nursing homes and institutional homes for the aged and thus no notice or change of ownership application must be filed. In addition, although there is a CON law in effect in Ohio, a transfer of corporate stock is not subject to CON review. However, the Board of Pharmacy may not treat a stock transfer as a change of ownership. However, they reserve the right to make a final determination upon the submission of a written request for review.

  West Virginia. The West Virginia long term care facility licensure standards provide that, in the case of a transfer of ownership, the proposed new owner must file an application with the West Virginia Department of Health and Human Resources ("WVaDHHR") no more than 90 nor later than 30 days before the proposed transfer date. Thereafter, the WVaDHHR is required to issue or deny the license within three months of proof of the transfer of ownership is submitted. During the time period between the application and the determination of the WVaDHHR, the pending application serves as a license. West Virginia CON laws prohibit the transfer of ownership of a long term care facility without first obtaining CON approval. West Virginia's Health Care Cost Review Authority recently concluded that a stock transfer which does not change the provider or have any effect on the administrators, key management staff or licensure status of the facilities located in West Virginia is reviewable under West Virginia's CON law but that no substantive review is required if appropriate financial information is submitted with respect to the acquiring entity. Accordingly, CON approval of a stock transfer was recently granted within less than one month after the receipt of a request therefor.

  Rehabilitation Services. As a general rule, rehabilitation therapy companies are not licensed under state law or certified to participate in the Medicare or Medicaid programs and thus a transfer of ownership affecting such entities does not require regulatory review or approval.

  Margin Credit Regulations. Federal Reserve Board Regulations G, T, U and X (the "Margin Credit Regulations") restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly thereby. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of the margin stock. Under the Margin Credit Regulations, the Shares are presently margin stock and the maximum loan value thereof is generally 50% of their current market value. The definition of "indirectly secured" contained in the Margin Credit Regulations provides that the term does not include an arrangement with a customer if the lender in good faith has not relied upon margin stock as collateral in extending or maintaining the particular credit.

  16. Fees and Expenses. Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

  Schroders is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services in connection with the acquisition of the Company. Parent has agreed to pay Schroders the following fees:

  (A) a fee of $250,000, contingent upon and payable in cash upon the issuance and delivery of Schroders' opinion (the "Opinion") to the Board of Directors of Parent as to whether or not the financial consideration to be paid by Purchaser pursuant to the Offer and the Merger is fair from a financial point of view to Purchaser and Parent;

  (B) a fee of $250,000, contingent upon and payable in cash upon the public announcement by Purchaser of the Offer;

  (C) an additional fee (the "Transaction Fee") equal to 1.0% of the total consideration paid in the Offer and the Merger, payable in cash upon the closing of such Offer and Merger (such amount will be computed on the assumption that all the then-outstanding shares of capital stock of the Company on a fully diluted basis (including stock options) are acquired in the Offer and the Merger at a price per share equal to the highest price paid per share of capital stock in the Offer and the Merger). Any fees previously paid to Schroders pursuant to clauses (A) and (B) above shall be deducted from any Transaction Fee which Schroders is entitled to receive pursuant to this clause (C).

  Parent has also agreed to reimburse Schroders, whether or not the Offer or Merger is consummated, or any Opinion is rendered for all reasonable out-of-pocket expenses incurred by Schroders, including the reasonable fees and expenses of legal counsel (such fees and expenses not to exceed $50,000 without the consent of Purchaser or Parent), and to indemnify Schroders against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

  Purchaser and Parent have retained Innisfree M&A Incorporated ("Innisfree") and Morrow & Co., Inc. ("Morrow"), as the Information Agents, and ChaseMellon Shareholder Services, L.L.C., as the Depositary, in connection with the Offer. The Information Agents may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.

  As compensation for acting as Information Agents in connection with the Offer, Innisfree and Morrow will be paid a fee of $10,000 in the aggregate and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

  17. Miscellaneous. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

  Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Parent and Purchaser have filed with the SEC the Schedule 14D-1, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 (except that they will not be available at the regional offices of the SEC).

                                          Sunreg Acquisition Corp.

August 1, 1997

                                                                     SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                             PARENT AND PURCHASER

  1. Directors and Executive Officers of Parent. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Parent. Unless otherwise indicated, the current business address of each person is 101 Sun Lane NE, Albuquerque, New Mexico 87109. Each such person is a citizen of the United States of America and, unless otherwise indicated, has held his or her present position as set forth below for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent.

                                        Present Principal Occupation or Employment;
      Name, Citizenship and             Material Positions Held During the Past Five
     Current Business Address               Years and Business Addresses Thereof
     ------------------------           --------------------------------------------
            DIRECTORS
            ---------
 1.  Andrew L. Turner                  Mr. Turner is the Chairman of the Board of Directors,
                                       President and Chief Executive Officer.

 2.  John E. Bingaman                  Mr. Bingaman has been the Vice President of BKS
                                       Properties, since July 1993. From July 1993 to October
       BKS Properties                  1, 1994, Mr. Bingaman was also the President of Four
       120 East Sheridan               Seasons Healthcare Management, Inc., a subsidiary of
       Oklahoma City, Oklahoma         Parent that managed certain long-term care facilities
       73104                           through management contracts. From October 1, 1994, to
                                       July 12, 1996, Mr. Bingaman also served as a consultant
                                       to Parent. Between 1984 and July 1993, Mr. Bingaman was
                                       Chief Executive Officer and responsible for the overall
                                       management and strategic planning of Honorcare
                                       Corporation, a provider of long-term care services.

 3.  Zev Karkomi                       Mr. Karkomi has served as President of Karell Capital
                                       Ventures, Inc., a corporation involved in the
       Karell Capital Ventures, Inc.   acquisition, sale, leasing and management of longterm
       2 North LaSalle St.-Suite 1901  care facilities, since 1980.
       Chicago, Illinois 60602

 4.  Robert A. Levin                   Mr. Levin has been the Senior Vice President of
                                       Rehabilitation Services since January 1, 1996. From
                                       April 1993 to October 1996, Mr. Levin served as
                                       Secretary. From January 1991 to December 1995, Mr.
                                       Levin was the President and Chief Operating Officer of
                                       Sundance Rehabilitation Corp., a subsidiary of Parent.

 5.  Martin G. Mand                    Mr. Mand has been Chairman, President and Chief
                                       Executive Officer of Mand Associates, Limited, a
       618 Berwick Road, Eldenridge    financial consulting, speaking and writing firm, since
       Wilmington, Delaware 19803      January 1995. From March 1990 to June 1994, Mr. Mand
                                       was Executive Vice President and Chief Financial
                                       Officer of Northern Telecom, Ltd., a global
                                       manufacturer of telecommunications equipment.

 6.  Warren C. Schelling               Mr. Schelling has been the Senior Vice President of
                                       Pharmaceutical Services since January 1, 1996. From
                                       July 1994 to December 1995, Mr. Schelling was the
                                       President of Sunscript Pharmacy Corporation. From
                                       January 1993 to July 1994, Mr. Schelling was the
                                       President and Chief Operating

                                        Present Principal Occupation or Employment;
      Name, Citizenship and            Material Positions Held During the Past Five
    Current Business Address               Years and Business Addresses Thereof
    ------------------------           --------------------------------------------
            DIRECTORS
            ---------
                                       Officer of HPI Health Care Services, Inc., a subsidiary
                                       of Diagnostek, Inc., which provides pharmacy management
                                       services to hospitals, HMOs and long-term care
                                       facilities and health systems. From January 1994 to July
                                       1994, Mr. Schelling also served as Executive Vice
                                       President/Pharmacy Services Officer of Diagnostek, Inc.
                                       From September 1985 to January 1993, Mr. Schelling was a
                                       manager in HPI Health Care Services, Inc.

 7.  Lois E. Silverman                 Ms. Silverman has served as the Chairman of the Board
                                       since March 1994, and the Chief Executive Officer from
       312 Wharf Street                1988 to 1995, of CRA Managed Care, Inc., a provider of
       Boston, Massachusetts           services designed to reduce the costs associated with
       02109                           workers' compensation, automobile and disability claims.

 8.  James R. Tolbert, III             Mr. Tolbert has served as the Chairman, President, Chief
                                       Executive Officer and Treasurer of First Oklahoma
       First Oklahoma Corporation      Corporation, a holding company, since July 1986.
       116 East Sheriden
       Oklahoma City, Oklahoma
       73104

 9.  Mark G. Wimer                     Mr. Wimer has been the Senior Vice President for
                                       Inpatient Services since January 1, 1996. From July 1993
                                       to December 1995, Mr. Wimer served as the President of
                                       Sunrise Healthcare Corp., a subsidiary of Parent. From
                                       February 1988 to July 1993, Mr. Wimer was President and
                                       Chief Executive Officer of Franciscan Eldercare
                                       Corporation, a non-profit organization that develops and
                                       manages long-term care facilities.

 10. Robert D. Woltil                  Mr. Woltil has been the Senior Vice President for
                                       Financial Services and Chief Financial Officer since
                                       February 1996. From 1982 to January 1996, Mr. Woltil
                                       served in various capacities for Beverly Enterprises,
                                       Inc. ("Beverly"), a healthcare services provider. From
                                       May 1995 to January 1996, Mr. Woltil was President and
                                       Chief Executive Officer of Pharmacy Corporation of
                                       America, a subsidiary of Beverly. From 1992 to May 1995,
                                       Mr. Woltil was the Chief Financial Officer of Beverly.

 11. R. James Woolsey                  Mr. Woolsey has been a partner in the law firm of Shea &
                                       Gardner since January 1995, where he previously had been
       Shea & Gardner                  a partner from 1980 to 1989 and from 1991 to 1993. From
       1800 Massachusetts Ave.         1993 to 1995, Mr. Woolsey served as the Director of
       Washington, D.C. 20036          Central Intelligence for the United States of America.

       EXECUTIVE OFFICERS
       ------------------
 1.  Andrew L. Turner                  Chairman of the Board, President and Chief Executive
                                       Officer. For further information, see above.

                                       Present Principal Occupation or Employment;
     Name, Citizenship and             Material Positions Held During the Past Five
   Current Business Address                Years and Business Addresses Thereof
   ------------------------            --------------------------------------------
      EXECUTIVE OFFICERS
      ------------------
 2.  Julie Collins                     Ms. Collins has been the Senior Vice President for
                                       Administrative Services since January 1, 1996. From
                                       September 1994 to December 1995, Ms. Collins was the
                                       Vice President of Human Resources. From 1993 to 1994,
                                       Ms. Collins was the Vice President of Human Resources
                                       and Support Services for St. Joseph Health System.

 3.  Thomas Hamilton                   Mr. Hamilton is the Chairman and Chief Executive
                                       Officer of Ashbourne PLC.
       Ashbourne PLC
       Sun House
       5P West Regent Street
       Glascow, G2 2Q2,
       Scotland
       Citizen of Great
       Britain

 4.  Robert A. Levin                   Senior Vice President for Rehabilitation Services. For
                                       further information, see above.

 5.  Warren H. McInteer                Mr. McInteer has been the Vice President of Mergers &
                                       Acquisitions since August 1995 and Treasurer since June
                                       1996. From June 1993 to August 1995, Mr. McInteer was
                                       the Vice President of Financial Planning for
                                       Continental Medical Systems, Inc. ("Continental"). From
                                       January 1992 to June 1993, Mr. McInteer was a Senior
                                       Manager for Price Waterhouse LLP.

 6.  Robert F. Murphy                  Mr. Murphy has been Senior Vice President and General
                                       Counsel since November 1995 and Secretary since October
                                       1996. From 1986 to 1995, Mr. Murphy served in several
                                       capacities as an officer and legal counsel to FHP
                                       International Corporation, most recently as Vice
                                       President and Associate General Counsel.

 7.  Kevin C. Noonan                   Mr. Noonan has been the Senior Vice President for
                                       SunSolution since July 1997. From June 1994 to June
                                       1997, Mr. Noonan was Vice President--Managed Care, Inc.
                                       Ventures and Alliances for Manor Health Care Services,
                                       Inc. From January 1992 to May 1994, Mr. Noonan was Vice
                                       President--Western Operations for Option Care, Inc.

 8.  Warren C. Schelling               Senior Vice President for Pharmaceutical Services. For
                                       further information, see above.

 9.  William C. Warrick                Mr. Warrick has been Vice President, Corporate
                                       Controller since March 1994. From July 1991 to March
                                       1994, Mr. Warrick directed financial reporting for
                                       Continental.

 10. Mark G. Wimer                     Senior Vice President for Inpatient Services. For
                                       further information, see above.

 11. Robert D. Woltil                  Senior Vice President for Financial Services and Chief
                                       Financial Officer. For further information, see above.

  2. Directors and Executive Officers of Purchaser. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Purchaser. The current business address of each person is 101 Sun Lane, NE, Albuquerque, New Mexico 87109. Each such person is a citizen of the United States of America.

                                                                 Present Principal Occupation or Employment;
                                                                Material Positions Held During the Past Five
                Name, Positions with Purchaser                      Years and Business Addresses Thereof
                ------------------------------                  --------------------------------------------
 1.  Andrew L. Turner, Chairman and President                                  See above.

 2.  Robert D. Woltil, Director, Vice President and Treasurer                  See above.

 3.  Robert F. Murphy, Director, Vice President and Secretary                  See above.

  Facsimiles of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                   CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

         By Mail:                By Facsimile:                By Hand:

 ChaseMellon Shareholder        (201) 329-8936        ChaseMellon Shareholder
     Services, L.L.C.                                     Services, L.L.C.
   Post Office Box 3301                               120 Broadway-13th Floor
   South Hackensack, NJ                                  New York, NY 10271
          07606                                         Attn: Reorganization
   Attn: Reorganization                                      Department
        Department

  By Overnight Courier:      Confirm by Telephone:
 ChaseMellon Shareholder        (201) 296-4860
     Services, L.L.C.
    85 Challenger Road
 Mail Drop Reorganization
        Department
Ridgefield Park, NJ 07660

  Questions or requests for assistance may be directed to the Information Agents or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agents. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                   The Information Agents for the Offer are:

             INNISFREE M&A INCORPORATED        MORROW & CO., INC.

                         909 Third Avenue, 20th Floor
                              New York, NY 10022
                        Call Toll Free: (800) 566-9061

                    Banks and Brokers Call: (800) 662-5200

                     The Dealer Manager for the Offer is:

                              SCHRODER & CO. INC.

                               Equitable Center
                              787 Seventh Avenue
                           New York, New York 10019

                     Phone: (212) 492-6000 (Call Collect)